                                                                     Exhibit 2.1




                            TRANSWITCH CORPORATION

                       Sea Level Acquisition Corporation

                         HORIZON SEMICONDUCTORS, INC.


                     AGREEMENT AND PLAN OF REORGANIZATION


                         Dated as of February 6, 2001

                               TABLE OF CONTENTS

ARTICLE I.  THE MERGER...........................................................................   2

 1.1    The Merger...............................................................................   2
 1.2    Effects of the Merger....................................................................   2
 1.3    Closing..................................................................................   2
 1.4    Approval by the Stockholders of Horizon..................................................   3

ARTICLE II.  CONVERSION AND EXCHANGE OF SHARES; DISSENTING SHARES................................   3

 2.1    Conversion of Horizon Securities.........................................................   3
 2.2    No Fractional TranSwitch Common..........................................................   4
 2.3    Delivery of Evidence of Ownership........................................................   4
 2.4    No Further Ownership Rights in Horizon Common Stock......................................   5
 2.5    Closing of Stock Transfer Books..........................................................   5
 2.6    Escrow Shares............................................................................   5
 2.7    Withholding Rights.......................................................................   6

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF HORIZON AND THE FOUNDER..........................   6

 3.1    Organization, Standing and Power; Subsidiaries...........................................   6
 3.2    Capital Structure........................................................................   7
 3.3    Authority................................................................................   8
 3.4    Compliance with Laws and Other Instruments; Non-Contravention............................   8
 3.5    Technology and Intellectual Property Rights..............................................   9
 3.6    Financial Statements; Business Information...............................................  11
 3.7    Taxes....................................................................................  12
 3.8    Absence of Certain Changes and Events....................................................  14
 3.9    Leases in Effect.........................................................................  16
 3.10   Personal Property; Real Estate...........................................................  16
 3.11   Certain Transactions.....................................................................  17
 3.12   Litigation and Other Proceedings.........................................................  17
 3.13   No Defaults..............................................................................  17
 3.14   Major Contracts..........................................................................  17
 3.15   Material Reductions......................................................................  19
 3.16   Insurance and Banking Facilities.........................................................  19
 3.17   Employees................................................................................  19
 3.18   ERISA....................................................................................  20
 3.19   Certain Agreements.......................................................................  21
 3.20   Guarantees and Suretyships...............................................................  21
 3.21   Brokers and Finders......................................................................  21
 3.22   Certain Payments.........................................................................  21
 3.23   Environmental Matters....................................................................  21
 3.24   Enforceability of Contracts, etc.........................................................  22
 3.25   Information Statement....................................................................  22
 3.27   Disclosure...............................................................................  23
 3.28   Reliance.................................................................................  23

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE FOUNDER.......................................  23

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF TRANSWITCH AND MERGER SUB..........................  24

 5.1    Organization and Qualification...........................................................  24
 5.2    Capitalization...........................................................................  24
 5.3    Authority Relative to this Agreement.....................................................  24
 5.4    Non-Contravention........................................................................  24

 5.5    Reports and Financial Statements.........................................................  25
 5.6    Validity of Total TranSwitch Common Shares...............................................  25
 5.7    Consents and Approvals of Governmental Authorities.......................................  25
 5.8    Absence of Certain Changes or Events.....................................................  26
 5.9    Information Statement....................................................................  26
 5.10   Disclosure...............................................................................  26
 5.11   Reliance.................................................................................  26

ARTICLE VI.  COVENANTS OF HORIZON................................................................  27

 6.1    Conduct of Business in Ordinary Course...................................................  27
 6.2    Dividends, Issuance of, or Changes in Securities.........................................  28
 6.3    Governing Documents......................................................................  28
 6.4    No Acquisitions..........................................................................  28
 6.5    No Dispositions..........................................................................  28
 6.6    Indebtedness.............................................................................  28
 6.7    Compensation.............................................................................  29
 6.8    Claims...................................................................................  29
 6.9    Access to Properties and Records.........................................................  29
 6.10   Breach of Representations and Warranties.................................................  29
 6.11   Consents.................................................................................  29
 6.12   Tax Returns..............................................................................  29
 6.13   Stockholder Approval.....................................................................  29
 6.14   Preparation of Disclosure and Solicitation Materials.....................................  29
 6.15   Exclusivity; Acquisition Proposals.......................................................  30
 6.16   Notice of Events.........................................................................  30
 6.17   Reasonable Best Efforts..................................................................  30
 6.18   Insurance................................................................................  30

ARTICLE VII.  COVENANTS OF TRANSWITCH............................................................  31

 7.1    Breach of Representations and Warranties.................................................  31
 7.2    Additional Information; Access...........................................................  31
 7.3    Consents.................................................................................  31
 7.4    Reasonable Best Efforts..................................................................  31
 7.5    Officers and Directors...................................................................  31
 7.6    Nasdaq National Market Listing...........................................................  32
 7.7    Notice of Events.........................................................................  32
 7.8    Third-Party Beneficiaries................................................................  32
 7.9    Issuance of Options......................................................................  32

ARTICLE VIII.  ADDITIONAL AGREEMENTS.............................................................  32

 8.1    Investment Agreements....................................................................  32
 8.2    Legal Conditions to the Merger...........................................................  33
 8.3    Employee Benefits........................................................................  33
 8.4    Expenses.................................................................................  34
 8.5    Additional Agreements....................................................................  34
 8.6    Public Announcements.....................................................................  34
 8.7    Confidentiality..........................................................................  34

ARTICLE IX.  CONDITIONS PRECEDENT................................................................  34

 9.1    Conditions to Each Party's Obligation to Effect the Merger..............................   35
 9.2    Conditions of Obligations of TranSwitch and Merger Sub..................................   35
 9.3    Conditions of Obligation of Horizon......................................................  38

ARTICLE X.  INDEMNIFICATION......................................................................  39

 10.1   Indemnification Relating to Agreement....................................................  39

 10.2   Third Party Claims.......................................................................  39
 10.3   Tax Contests.............................................................................  40
 10.4   Limitations..............................................................................  40
 10.5   Binding Effect...........................................................................  41
 10.6   Time Limit...............................................................................  41
 10.7   Sole Remedy..............................................................................  41

ARTICLE XI.......................................................................................  42

 11.1   Establishment of the Goals Escrow........................................................  42
 11.2   Release of the Year 2001 Goals Escrow Shares.............................................  42
 11.3   Release of the Year 2002 Goals Escrow Shares.............................................  42
 11.4   Notification of Status of Goals..........................................................  43
 11.5   Inability to Perform Goals...............................................................  43
 11.6   Value of Each Goal.......................................................................  43
 11.7   Acceleration of Goals....................................................................  43

ARTICLE XII.  TERMINATION........................................................................  45

 12.1   Mutual Agreement.........................................................................  45
 12.2   Termination by TranSwitch................................................................  45
 12.3   Termination by Horizon...................................................................  45
 12.4   Outside Date.............................................................................  45
 12.5   Effect of Termination....................................................................  45

ARTICLE XIII.  MISCELLANEOUS.....................................................................  46

 13.1   Entire Agreement.........................................................................  46
 13.2   Governing Law; Consent to Jurisdiction...................................................  46
 13.3   Notices..................................................................................  46
 13.4   Severability.............................................................................  47
 13.5   Survival of Representations, Warranties and Convenants...................................  47
 13.6   Assignment...............................................................................  47
 13.7   Counterparts.............................................................................  47
 13.8   Amendment................................................................................  48
 13.9   Extension, Waiver........................................................................  48
 13.10  Interpretation...........................................................................  48
 13.11  Knowledge................................................................................  48
 13.12  Transfer, Sales, Documentary, Stamp and Other Similar Taxes..............................  48

EXHIBITS

Exhibit 1.1 -- Merger Documents
Exhibit 2.1(d) -- Shares and Cash Percentage
Exhibit 2.2 -- Escrow Agreement
Exhibit 8.1 -- Investment Agreement
Exhibit 8.2 -- Registration Rights Agreement
Exhibit 9.2(f) -- Opinion of Goulston & Storrs
Exhibit 9.3(c) -- Opinion of Testa, Hurwitz & Thibeault, LLP
Exhibit 11(a) -- Year 2001 Goals
Exhibit 11(b) -- Year 2002 Goals

                            INDEX OF DEFINED TERMS
                            ----------------------

8

83(b) Election...............................................    35

A

Acquisition Transaction......................................    29
Affiliate....................................................    44
Aggregate Consideration......................................     4
Agreement....................................................     1
Audited Balance Sheet Date...................................    10
Audited Balance Sheets.......................................    10
Average Price................................................     3

B

Blue Sky.....................................................    25
Business Condition...........................................     6

C

Cash Payment.................................................     4
Cash Percentage..............................................     4
Cause........................................................    44
Charter Documents............................................     6
Closing......................................................     2
Closing Date.................................................     2
Code.........................................................     2
Commission...................................................    25
Consent......................................................     8

D

Delaware GCL.................................................     2

E

Effective Time...............................................     2
Environmental Laws...........................................    21
Environmental Liabilities....................................    21
Escrow Agreement.............................................     5
Excluded Shares..............................................     3

F

Financial Statements.........................................    11
Fractional Cash..............................................     3

G

Goals Escrow Shares..........................................     5
Governmental Entity..........................................     8

H

Hazardous Materials..........................................    21
Horizon......................................................     1
Horizon Common Stock.........................................     1
Horizon Disclosure Schedule..................................     6
Horizon Intellectual Property................................     8
Horizon Option...............................................     7
Horizon Participants.........................................    34
Horizon Voting Debt..........................................     7

I

Impossibility Notice.........................................    43
Indemnifiable Amounts........................................    39
Indemnification Escrow Shares................................     5
Information Statement........................................    22
Initial Filing Date..........................................    31
Investment Agreements........................................    33

L

Lease........................................................    15
Leases.......................................................    15
Legal Fees...................................................    38
Liens........................................................     7

M

Merger.......................................................     2
Merger Consideration.........................................     4
Merger Documents.............................................     2
Merger Sub...................................................     1

N

New TranSwitch Stockholders..................................    31

O

Option Percentage............................................    32
Option Shares................................................    32
Options......................................................    32
Outstanding Horizon Shares...................................     3

P

Parachute Payments...........................................    29
Person.......................................................     6

R

Registration Rights Agreement................................    33
Reports......................................................    25

S

Securities Act...............................................    15
Shares Percentage............................................     4
Stockholder Representative...................................    40
Stockholders.................................................     1
Subsidiary...................................................     6
Substitute Goals.............................................    43
Surviving Corporation........................................     2

T

Tax..........................................................    12
Tax Return...................................................    12
Tax Returns..................................................    12
Taxes........................................................    11
the "Year 2001 Release Date..................................    42
the "Year 2002 Release Date..................................    42
Threshold Amount.............................................    41

Total TranSwitch Common Shares...............................     3
TranSwitch...................................................     1
TranSwitch Common Stock......................................  1, 3
TranSwitch Plans.............................................    34

U

Unaudited Balance Sheet......................................    10
Unaudited Balance Sheet Date.................................    10

V

Virginia SCA.................................................     2

Y

Year 2001 Goal Target........................................    42
Year 2001 Goals..............................................    42
Year 2001 Goals Escrow Shares................................    42
Year 2002 Goal Target........................................    42
Year 2002 Goals..............................................    42
Year 2002 Goals Escrow Shares................................    42

                     AGREEMENT AND PLAN OF REORGANIZATION


     AGREEMENT AND PLAN OF REORGANIZATION, dated as of February 6, 2001 (this "Agreement"), by and among TranSwitch Corporation, a Delaware corporation
 ---------
("TranSwitch"); Sea Level Acquisition Corporation, a Delaware corporation and a
  ----------
wholly-owned subsidiary of TranSwitch ("Merger Sub"); Horizon Semiconductors,
                                        ----------
Inc., a Virginia corporation ("Horizon"); and Zahi Abuhamdeh, the founder of
                               -------
Horizon (the "Founder").
              -------

     Intending to be legally bound, and in consideration of the mutual representations, warranties, covenants and agreements contained herein, TranSwitch, Merger Sub, Horizon and the Founder agree as follows:

                                  WITNESSETH:

     WHEREAS, the authorized capital stock of TranSwitch consists of 1,000,000 shares of Preferred Stock and 300,000,000 shares of Common Stock (the "TranSwitch Common Stock");
 -----------------------

     WHEREAS, the authorized capital stock of Merger Sub consists of 100 shares of Common Stock;

     WHEREAS, the authorized capital stock of Horizon consists of 5,000 shares of capital stock, all of which have been designated as Common Stock, no par value (the "Horizon Common Stock");
            --------------------

     WHEREAS, the respective Boards of Directors of TranSwitch, Merger Sub and Horizon have by resolutions approved this Agreement and deem it advisable for the mutual benefit of the constituent corporations, and of the respective Stockholders of each, that Merger Sub merge with and into Horizon upon the terms and subject to the conditions hereinafter set forth;

     WHEREAS, the parties intend by executing and delivering this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

     NOW, THEREFORE, in consideration of these premises and the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER


   1.1 The Merger.  Subject to the terms and conditions hereof, and in
       ----------
accordance with the Stock Corporation Act of the Commonwealth of Virginia (the "Virginia SCA") and the Delaware General Corporation Law (the "Delaware GCL"),
 ------------                                                  ------------
Merger Sub will be merged with and into Horizon (the "Merger").  The Articles of
                                                      ------
Merger and Certificate of Merger and any other required documents (collectively, the "Merger Documents"), substantially in the form attached as Exhibit 1.1, will
     ----------------                                          -----------
be duly prepared, executed and acknowledged by Horizon and Merger Sub and thereafter delivered to the Secretary of the State Corporation Commission of the Commonwealth of Virginia for filing in accordance with the Virginia SCA and to the Secretary of State of Delaware for filing in accordance with the Delaware GCL respectively contemporaneously with the Closing (as defined in Section 1.3). The Merger will become effective at such time as the Merger Documents have been filed with the Secretaries of the State Corporation Commission of the Commonwealth of Virginia and Delaware (whichever is later) (the "Effective
                                                                 ---------
Time"). Following the Merger, Horizon will continue as the surviving corporation
----
of the Merger (the "Surviving Corporation") under the laws of the State
                    ---------------------
Corporation Commission of the Commonwealth of Virginia, and the separate corporate existence of Merger Sub will cease.

   1.2 Effects of the Merger.  At and after the Effective Time, (i) the Merger
       ---------------------
will have all of the effects provided by the Articles of Merger and applicable law, (ii) the Articles of Incorporation of Horizon will be amended in the form attached as Appendix A to Exhibit 1.1 until duly further amended, (iii) the
            ----------    -----------
bylaws of Merger Sub will be the bylaws of the Surviving Corporation until duly amended, (iv) the directors of Merger Sub will be the directors of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation, (v) the officers of Merger Sub will be the officers of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation and (vi) the issued and outstanding certificates for the capital stock of Merger Sub will be the issued and outstanding certificates initially representing all of the issued capital stock of the Surviving Corporation. The Merger is intended to be a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"),
                                                                      ----
and this Agreement is intended to constitute a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code.

   1.3 Closing. The closing of the transactions contemplated by this Agreement
       -------
(the "Closing") will take place as soon as practicable (but no more than three
      -------
(3) business days) after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article IX that by their terms are not to occur at the Closing (the "Closing Date"), but in no event later than February 6, 2001 at
                  ------------
the offices of Testa, Hurwitz & Thibeault LLP in Boston, Massachusetts, unless another date or place is agreed to in writing by TranSwitch and Horizon. If all conditions set forth in Article IX hereof are determined to be satisfied (or duly waived) at the Closing, concurrently with the Closing the parties hereto will cause the Merger to be consummated by the filing of the Merger Documents with the Secretary of the State Corporation Commission of the Commonwealth of Virginia and the Secretary of State of Delaware. The Closing will be deemed to have concluded at the Effective Time.

     1.4  Approval by the Stockholders of Horizon. Horizon will take all action
          ---------------------------------------
necessary in accordance with applicable law, its Charter Documents (as defined below) and any agreements to which it is a party to solicit the approval of this Agreement, the Merger and all of the transactions contemplated hereby by all Stockholders of Horizon by means of a unanimous written consent of Stockholders in accordance with the Virginia SCA, or if it is unable to obtain such written consent, by a duly convened meeting of Stockholders. Horizon will use its reasonable best efforts to obtain such stockholder approval. Horizon represents and warrants that its Board of Directors has duly (i) adopted the Merger in accordance with the Virginia SCA and (ii) resolved to recommend to the Stockholders of Horizon that they approve this Agreement, the Merger and all of the transactions contemplated hereby.

                                  ARTICLE II

             CONVERSION AND EXCHANGE OF SHARES; DISSENTING SHARES


     2.1  Conversion of Horizon Securities.
          --------------------------------

          (a) Subject to the limitations of Section 2.3 hereof, at the Effective Time, each share of Horizon Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Horizon Common Stock held by TranSwitch or any subsidiary of TranSwitch or Horizon (the "Excluded Shares")) shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and extinguished and converted into the right to receive the number of shares of common stock par value $.001 per share, of TranSwitch ("TranSwitch Common Stock") or cash
                                       -----------------------
determined in accordance with Section 2.1(c), and cash (rounded down to the nearest whole cent) in lieu of fractional shares, if any, pursuant to Section
2.3 below (the "Fractional Cash"). Shares of Horizon Common Stock that are
                ---------------
actually issued and outstanding immediately prior to the Effective Time, excluding the Excluded Shares, are sometimes referred to herein as the "Outstanding Horizon Shares."
 --------------------------

          (b) At the Effective Time, each share of Horizon Common Stock held by TranSwitch or any subsidiary of TranSwitch or Horizon, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and retired, and all rights in respect thereof shall cease to exist.

          (c) The aggregate consideration to be issued in exchange for the acquisition of all Outstanding Horizon Shares will be equal to the Total TranSwitch Common Shares plus the Cash Payment.

          "Total TranSwitch Common Shares" means the number of shares of
           ------------------------------
TranSwitch Common Stock as is determined by dividing $1,907,828 (the "Shares Price") by the average of the last reported sale price of the Common Stock of TranSwitch on the Nasdaq National Market for the 20 trading days ending two trading days immediately preceding the Closing Date (subject to appropriate adjustment in the event of a stock split or reverse stock split if the Effective Time shall occur after the record date of such stock split or reverse stock split) (such price being referred to as the "Average Price").
                                             -------------

          "Cash Payment" shall mean an aggregate of $454,003.27, encompassing
           ------------
$39,003.27 payable to the Founder and $415,000 payable to the Stockholders who are receiving their stock pursuant to Section 9.2(s).

          "Merger Consideration" shall mean the Total TranSwitch Common Shares
           --------------------
plus the Cash Payment.

          "Aggregate Consideration" shall mean the aggregate Shares Price plus
           -----------------------
the Cash Payment.

          (d) Subject to Section 2.3, at the Effective Time, those of the Outstanding Horizon Shares held by each of the Stockholders set forth on Exhibit
                                                                         -------
2.1(d) will be converted into the right to receive (i) that number (which may be
------
a fraction) of shares of TranSwitch Common Stock that equals the product of (A) such Stockholder's "Shares Percentage" as set forth on Exhibit 2.1(d) and (B)
                                                       --------------
the Total TranSwitch Common Shares, and (ii) a cash payment equal to the product of (A) such Stockholder's "Cash Percentage" as set forth on Exhibit 2.1(d) and
                                                            --------------
(B) the Cash Payment.).

     2.2  No Fractional TranSwitch Common Stock.  Notwithstanding any other
          -------------------------------------
provision of this Agreement, neither certificates nor scrip for fractional shares of TranSwitch Common Stock shall be issued to any holder of Horizon Common Stock in the Merger, and the holder thereof shall not be entitled to any voting or other rights of a holder of shares or a fractional share interest. Each holder of shares of Horizon Common Stock who otherwise would have been entitled to receive a fraction of a share of TranSwitch Common Stock shall receive in lieu thereof cash, without interest, in an amount determined by multiplying such holder's fractional interest by the Average Price. All amounts of cash in respect of fractional interests which have not been claimed at the end of three years from the Effective Time by surrender of certificates for shares of Horizon Common Stock shall be repaid to the Surviving Corporation, subject to the provisions of applicable escheat or similar laws, for the account of the holders entitled thereto.

     2.3  Delivery of Evidence of Ownership.  At the Closing, each holder of a
          ---------------------------------
certificate or other documentation representing Outstanding Horizon Shares, other than Dissenting Shares, will surrender such certificates or other documentation to TranSwitch, and, if not previously delivered, duly executed counterparts of this Agreement, the Escrow Agreement, the Investment Agreement (as defined below), and the Registration Rights Agreement (as defined below) and such other duly executed documentation as may be reasonably required by TranSwitch to effect a transfer of such shares, and upon such surrender and after the Effective Time each such holder will be entitled to receive promptly from TranSwitch or its transfer agent certificates registered in the name of such holder representing the applicable number of Total TranSwitch Common Shares, and the cash (calculated pursuant to Sections 2.1(d)(ii) and 2.2 which will be paid by check), to which such holder is entitled pursuant to the provisions of this Agreement, with a portion of such shares to be deposited in escrow pursuant to the Escrow Agreement, as provided in Section 2.6.

     2.4  No Further Ownership Rights in Horizon Common Stock. The Merger and
          ---------------------------------------------------
its approval by the stockholders of Horizon and the execution of this Agreement will be deemed, at the Effective Time, to constitute full satisfaction and termination of all rights and agreements pertaining to Horizon Common Stock pursuant to the Virginia SCA, by contract or otherwise. After the Effective Time, there will be no transfers on the stock transfer books of Horizon of Horizon Common Stock. Until surrendered to TranSwitch, each certificate for Horizon Common Stock will, after the Effective Time, represent only the right to receive shares of TranSwitch Common Stock and the right to receive cash into which the shares of Horizon Common Stock formerly represented thereby will have been converted pursuant to this Agreement. Any dividends or other distribution declared after the Effective Time with respect to TranSwitch Common Stock will be paid to the holder of any certificate for shares of Horizon Common Stock when the holder thereof is entitled to receive a certificate for such holder's TranSwitch Merger Shares in accordance with this Agreement.

     2.5  Closing of Stock Transfer Books.  Except for the issuance of 70.94014
          -------------------------------
shares of Horizon Common Stock to employees of Horizon immediately prior to the Closing or as otherwise agreed by the parties or pursuant to the exercise of options and warrants outstanding on the date of this Agreement, the stock transfer books of Horizon shall be closed at the close of business on the tenth
(10) business day immediately preceding the Effective Time. In the event of a transfer of ownership of Horizon Common Stock which is not registered in the transfer records of Horizon, the shares of TranSwitch Common Stock and cash (if any) to be issued in the Merger as provided herein may be delivered to a transferee, if the certificate representing such Horizon Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes.

     2.6  Escrow Shares.
          -------------

          (a) A number of Total TranSwitch Common Shares equal to 10% of the quotient obtained by dividing the Aggregate Consideration by the Average Price (rounded up to the nearest whole share) (such shares are the "Indemnification
                                                              ---------------
Escrow Shares") will be deposited and held in escrow in accordance with the
-------------
Escrow Agreement attached as Exhibit 2.2 (the "Escrow Agreement") as the first
                                               ----------------
source, but not the sole source, of indemnification payments that may become due to TranSwitch pursuant to Article X. The number of Indemnification Escrow Shares to be so withheld from the Total TranSwitch Common Shares otherwise distributable to each of the holders of the Outstanding Horizon Shares shall be equal to 10% of the quotient obtained by dividing the Aggregate Consideration for such Stockholder by the Average Price. The delivery of the Indemnification Escrow Shares will be made on behalf of the holders of the Outstanding Horizon Shares in accordance with the provisions hereof, with the same force and effect as if such shares had been delivered by TranSwitch directly to such holders and subsequently delivered by such holders to the Escrow Agent.

          (b) A number of the Total TranSwitch Common Shares equal to 50% of the quotient obtained by dividing the Aggregate Consideration by the Average Price (which number shall include the Indemnification Escrow Shares), rounded up to the nearest whole share (the "Goals Escrow Shares") will be deposited and
                                 -------------------
held in escrow in accordance with the Escrow Agreement as the sole source of payments that may become due to TranSwitch pursuant to Article XI. The number of Goals Escrow Shares (excluding the Indemnification Escrow Shares that will be added to the Goals Escrow Shares as provided in the Escrow Agreement), to be so withheld from the Total TranSwitch Common Shares otherwise distributable to each Stockholder hereunder shall be equal to 40% of the quotient obtained by dividing the Aggregate Consideration for such Stockholder by the Average Price. The delivery of the Goals Escrow Shares will be made on behalf of the holders of the Outstanding Horizon Shares in accordance with the provisions hereof, with the same force and effect as if such shares has been delivered by TranSwitch directly to such holders and subsequently delivered to the Escrow Agent.

     2.7  Withholding Rights. TranSwitch or Horizon (or any of their Affiliates)
          ------------------
shall be entitled to deduct and withhold (or to direct that the Escrow Agent deduct and remit to TranSwitch, Horizon or an applicable Affiliate for purposes of withholding) from the consideration otherwise payable to any Stockholder of Horizon pursuant to this Agreement or as part of the transactions contemplated herein such Taxes as may be required to be deducted and withheld. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, TranSwitch, Horizon or an applicable Affiliate will be treated as though it paid to the applicable Stockholder the applicable amount of consideration otherwise payable pursuant to this Agreement or the Escrow Agreement. The parties agree to treat the following as not subject to withholding at the Closing: (i) with respect to a Stockholder of Horizon who advises TranSwitch pursuant to Section 9.2(v) that he or she is not making an election pursuant to Section 83(b) of the Code, the stock of Horizon issued to the Stockholders pursuant to Section 9.2(s) of this Agreement and the TranSwitch stock exchanged therefor in the Merger, and
(ii) the Cash Payment paid to the Founder as part of the consideration for his Horizon stock; provided, however, that the rights of TranSwitch and its Affiliates (including Horizon after the Closing) under this Agreement and the Escrow Agreement to seek indemnification from the Stockholders or otherwise ensure that the withholding Tax obligations are satisfied shall not be limited on account of this sentence.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF HORIZON
                                AND THE FOUNDER

     Except as set forth in the disclosure schedule of Horizon dated as of the date hereof and delivered herewith to TranSwitch (the "Horizon Disclosure
                                                       ------------------
Schedule"), each of Horizon and the Founder, in the Founder's case to the
--------
knowledge of the Founder, represents and warrants to TranSwitch and Merger Sub as follows:

     3.1  Organization, Standing and Power; Subsidiaries.
          ----------------------------------------------

          (a) Horizon is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition (as hereinafter defined) of Horizon.

          As used in this Agreement, "Business Condition" with respect to any
                                      ------------------
Person (as defined below) means the business, financial condition, results of operations or assets (without giving effect to the consequences of the transactions contemplated by this Agreement, and other than changes in general economic conditions) of such Person or Persons including its Subsidiaries taken as a whole. In this Agreement, a "Subsidiary" of any Person means a corporation,
                                  ----------
partnership, limited liability company, joint venture or other entity of which such Person directly or indirectly owns or controls a majority of the equity interests or voting securities or other interests that are sufficient to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company, joint venture or other entity. References to Horizon in this Agreement shall be deemed to include all Subsidiaries of Horizon, if any, unless the context specifically requires otherwise. In this Agreement, "Person" means any
                                                             ------
natural person, corporation, partnership, limited liability company, joint venture or other entity.

          All Subsidiaries of Horizon and their jurisdiction of incorporation are completely and correctly listed in Section 3.1 of the Horizon Disclosure Schedule. Horizon has delivered to TranSwitch complete and correct copies of the articles or certificate of incorporation, bylaws and/or other primary charter and organizational documents ("Charter Documents") of Horizon, in each case, as
                               -----------------
amended to the date hereof. The minute books and stock records of Horizon, complete and correct copies of which have been delivered to TranSwitch, contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the Stockholders of Horizon and its Board of Directors, and all original issuances and subsequent transfers, repurchases and cancellations of Horizon's capital stock. Section 3.1 of the Horizon Disclosure Schedule contains a complete and correct list of the officers and directors of Horizon.

          (b) Except for the Subsidiaries listed in Section 3.1 of the Horizon Disclosure Schedule, Horizon has never owned, nor does it currently own, directly or indirectly, any capital stock or other equity securities of any corporation or have direct or indirect equity or ownership interest in any partnership, limited liability company, joint venture or other entity. All of the outstanding shares of capital stock of each Subsidiary of Horizon are owned beneficially and of record by Horizon, one of its other Subsidiaries, or any combination thereof, in each case free and clear of any security interests, liens, charges, restrictions, claims, encumbrances or assessments of any nature whatsoever ("Liens"); and there are no outstanding subscriptions, warrants,
             -----
options, convertible securities, or other rights (contingent or other) pursuant to which any of the Subsidiaries is or may become obligated to issue any shares of its capital stock to any Person other than Horizon or one of the other Subsidiaries.

     3.2  Capital Structure.
          -----------------

          (a) The authorized capital stock of Horizon consists (i) of 5,000 shares of Horizon Common Stock, of which 170.94014 shares are, or will be, issued and outstanding as of the Closing (after giving effect to the issuance of
70.94014 shares immediately prior to the Closing). The Horizon Disclosure Schedule sets forth all holders of Horizon Common Stock and the number of shares owned or to be owned immediately prior to the Closing. The Horizon Disclosure Schedule also sets forth any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character (each, a "Horizon Option") to which Horizon is a
                                     --------------
party or by which Horizon may be bound obligating Horizon to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Horizon, or obligating Horizon to grant, extend, or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right.

          (b) All outstanding shares of Horizon Common Stock are, and any shares of Horizon Common Stock issued upon exercise of any Outstanding Horizon Options will be, validly issued, fully paid, nonassessable and not subject to any preemptive rights (other than those which have been duly waived), or to any agreement to which Horizon is a party or by which Horizon may be bound. Horizon does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of shares of Horizon Common Stock on any matter ("Horizon Voting Debt") or (ii)
                                                  -------------------
are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

     3.3  Authority.  The execution, delivery and performance of this Agreement
          ---------
and all other agreements contemplated hereby by Horizon have been duly authorized by all necessary action of the Board of Directors of Horizon, and if the Closing shall occur, shall have been duly authorized by all necessary action of the Stockholders of Horizon. Certified copies of the resolutions adopted by the Board of Directors of Horizon and its Stockholders approving this Agreement, all other agreements contemplated hereby and the Merger have been or will be provided to TranSwitch prior to the Closing. Horizon has duly and validly executed and delivered this Agreement and has, or prior to Closing, will have duly and validly executed and delivered all other agreements contemplated hereby, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of Horizon in accordance with its terms.

     3.4  Compliance with Laws and Other Instruments; Non-Contravention. Horizon
          -------------------------------------------------------------
holds, and at all times has held, all licenses, permits and authorizations from all Governmental Entities (as defined below) necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all such Governmental Entities having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold would not have a material adverse effect on Horizon's Business Condition. There are no violations or claimed violations known by Horizon of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation, which such violation would have a material adverse effect on Horizon's Business Condition. Assuming the receipt of all Consents (as defined below), neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Horizon and the Stockholders, nor the consummation by Horizon of the Merger or any other transaction described herein to occur at or immediately following the Closing, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of Horizon or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which Horizon is a party, or under which Horizon is obligated, or by which Horizon or any of the rights, properties or assets of Horizon are subject or bound; result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of Horizon; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which Horizon is a party, or under which Horizon is obligated, or by which Horizon or any of the rights, properties or assets of Horizon are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which Horizon is a party, or under which Horizon may be obligated, or by which Horizon or any of the rights, properties or assets of Horizon are subject or bound; except when such violation, breach, default, creation of a Lien or similar act would not have a material adverse effect on Horizon's Business Condition. Section 3.4 of the Horizon Disclosure Schedule sets forth each agreement, contract or other instrument binding upon Horizon requiring a notice or consent (by its terms or as a result of any conflict or other contravention required to be disclosed in the Horizon Disclosure Schedule pursuant to the preceding provisions of this
Section 3.4) as a result of the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by

Horizon or the consummation by Horizon of the Merger or any other transaction described herein to be consummated at or immediately following the Closing (each such notice or consent, a "Consent"). No consent, approval, order, or
                           -------
authorization of or registration, declaration, or filing with or exemption (also a "Consent") by, any court, administrative agency or commission or other
   -------
governmental authority or instrumentality, whether domestic or foreign (each a "Governmental Entity") is required by or with respect to Horizon or any of its
 -------------------
Subsidiaries in connection with the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Horizon and the Founder or the consummation of the Merger or any other transaction described herein, except for the filing by Horizon and Merger Sub of the appropriate Merger Documents with the Secretaries of the State Corporations Commission of the Commonwealth of Virginia and the Secretary of State of the State of Delaware.

     3.5  Technology and Intellectual Property Rights.
          -------------------------------------------

          (a)   For the purposes of this Agreement, "Horizon Intellectual
                                                     --------------------
Property" consists of the following intellectual property:
--------

          (i) all patents, trademarks, trade names, service marks, trade dress, copyrights and any renewal rights therefor, mask works, schematics, software, firmware, technology, manufacturing processes, supplier lists, customer lists, trade secrets, know-how, moral rights and applications and registrations for any of the foregoing;

          (ii) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein;

          (iii) all other tangible or intangible proprietary information and materials; and

          (iv) all license and other rights in any third party product or any third party intellectual property described in (i) through (iii) above;

that are owned or held by or on behalf of Horizon or that are being, and/or have been, used, or are currently under development for use, in the business of Horizon as it has been, is currently or is currently planned to be conducted; provided, however, that Horizon Intellectual Property will not include any intellectual property of any third party.

          (b) Section 3.5 of the Horizon Disclosure Schedule lists: (i) all patents, copyright registrations, mask works, registered trademarks, registered service marks, trade dress, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, that are included in Horizon Intellectual Property and owned by or on behalf of Horizon; (ii) all material hardware products and tools, software products and tools and services that are currently published, offered, or under development by Horizon; and
(iii) all licenses, sublicenses and other agreements to which Horizon is a party and pursuant to which Horizon or any other person is authorized to use any Horizon Intellectual Property or exercise any other right with regard thereto. The disclosures described in (iii) hereof include the identities of the parties to the relevant agreements, a description of the nature and subject matter thereof, the term thereof and the applicable royalty or summary of any formula or procedure for determining such royalty.

          (c) Except as disclosed in Section 3.5 of the Horizon Disclosure Schedule, Horizon Intellectual Property consists solely of items and rights that are either: (i) owned solely by Horizon; (ii) rightfully used or authorized for use by Horizon and its successors pursuant to a valid license, and none of such items or rights is in the public domain or is "free-ware" or "shareware". All Horizon Intellectual Property that consists of license or other rights to third party property is separately set forth in Section 3.5 of the Horizon Disclosure Schedule. Other than as set forth in Section 3.5 of the Horizon Disclosure Schedule, Horizon has all rights in Horizon Intellectual Property necessary to carry out Horizon's current and former activities, including without limitation rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell Horizon Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

          (d) Other than as disclosed in Section 3.5 of the Horizon Disclosure Schedule, Horizon is not, nor as a result of the execution or delivery of this Agreement and all other agreements contemplated hereby, or performance of Horizon's obligations hereunder or the consummation of the Merger, will Horizon be, in violation of any license, sublicense or other agreement relating to any Horizon Intellectual Property to which Horizon is a party or otherwise bound. Horizon is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Horizon or TranSwitch, as successor to Horizon, in Horizon Intellectual Property.

          (e) The use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service or process as used, provided, or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by Horizon through the Closing Date does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, or right in personal data of any Person. No claims (i) challenging the validity, effectiveness, or ownership by Horizon of any Horizon Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service, or process as used, provided or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by Horizon infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted to Horizon or, to the knowledge of Horizon (as defined below), are threatened by any Person nor, to Horizon's knowledge, are there any valid grounds for any bona fide claim of any such kind. Neither Horizon nor the Founder has received notice of any legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any Horizon Intellectual Property, other than review of pending applications for patent, and Horizon is not aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Entity or any other Person. All granted or issued patents and mask works and all registered trademarks and copyright registrations owned by Horizon are valid, enforceable and subsisting. To the knowledge of Horizon, there is no unauthorized use, infringement, or misappropriation of any Horizon Intellectual Property by any third party, employee or former employee.

          (f) Section 3.5 of the Horizon Disclosure Schedule separately lists all parties (other than employees) who have created any portion of, or otherwise have any rights in or to, such Horizon Intellectual Property other than Horizon Intellectual Property that is licensed to Horizon. Horizon has secured from all parties who have created any portion of, or otherwise have any rights in or to, Horizon Intellectual Property valid and enforceable written assignments of any such work or other rights to Horizon and has provided true and complete copies of such assignments to TranSwitch.

          (g) Horizon has obtained written agreements from all employees and from third parties with whom Horizon, to its knowledge, has shared confidential proprietary information (i) of Horizon or (ii) received from others that Horizon is obligated to treat as confidential and to obtain the written agreement of employees and others to keep confidential, which agreements require such employees and third parties to keep such information confidential in accordance with the terms thereof. Horizon has made available copies of such written agreements, as executed, to TranSwitch.

     3.6  Financial Statements; Business Information.
          ------------------------------------------

          (a) Horizon has delivered to TranSwitch an unaudited balance sheet (the "Unaudited Balance Sheet") as of December 31, 2000 (the "Unaudited Balance
      -----------------------                                 -----------------
Sheet Date") and audited balance sheets (the "Audited Balance Sheets") as of
----------                                    ----------------------
December 31, 1999 (the "Audited Balance Sheet Date"), December 31, 1998 and
                        --------------------------
1997, unaudited statements of income for the twelve-month period ended December 31, 2000 and audited statements of income for the fiscal years ended December 31, 1997, 1998 and 1999 (all of such balance sheets and statements of income and cash flows are collectively referred to as the "Financial Statements"). The
                                                --------------------
Financial Statements: (i) are in accordance with the books and records of Horizon; (ii) present fairly, in all material respects, the financial position of Horizon as of the date indicated and the results of its operations and cash flows for such periods; and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of interim statements to year-end adjustments, which will not be material either individually or in the aggregate and except as described in Section 3.6 of the Horizon Disclosure Schedule). As of the Unaudited Balance Sheet Date, there were no material liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are not shown or provided for either in the Unaudited Balance Sheet or Section 3.6 of the Horizon Disclosure Schedule, and since the Unaudited Balance Sheet Date, Horizon has incurred no liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise other than in the ordinary course of business and except for liabilities incurred by Horizon in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated herein.

          (b) All of the accounts, notes and other receivables which are reflected in the Unaudited Balance Sheet were acquired in the ordinary course of business; and, except to the extent reserved against in the Unaudited Balance Sheet, all of the accounts, notes and other receivables which are reflected therein have been collected in full, or to Horizon's knowledge are good and collectible, in the ordinary course of business; and all of the accounts, notes and other receivables which have been acquired by Horizon since the Unaudited Balance Sheet Date were acquired in the ordinary course of business and have been collected in full, or to Horizon's knowledge are good and collectible, subject to an appropriate reserve determined in a manner consistent with past practices of Horizon, in the ordinary course of business. Other than receivables relating to the performance of specific contracts by

Horizon as described in Section 3.6 of the Horizon Disclosure Schedule, and receivables arising in the ordinary course of business under such contracts from and after such date, no accounts, notes or other receivables are contingent upon the performance by Horizon of any obligation or contract. No Person has any Lien on any of such receivables and no agreement for deduction or discount has been made with respect thereto.

          (c) The business information previously prepared by Horizon and delivered to TranSwitch was prepared in good faith, based on assumptions Horizon deems reasonable, and was prepared for planning purposes, although no assurances are given that Horizon will engage in the activities described therein or achieve the results projected therein.

     3.7  Taxes.
          -----

          (a)  The term "Taxes" as used herein means all federal, state, local
                         -----
and foreign income taxes, alternative or add-on minimum taxes, estimated, gross income, gross receipts, sales, use, property gains, ad valorem, registration, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, social security, Medicare, excise, severance, stamp, occupation, premium, property, environmental (including taxes under Code
Section 59A) or windfall profit taxes, customs duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever, whether disputed or not, together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term "Tax" means any one of
                                                           ---
the foregoing Taxes. The term "Tax Returns" as used herein means all returns,
                               -----------
declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term "Tax Return" means any one of
                                                    ----------
the foregoing Tax Returns.

          (b) Other than as set forth in Section 3.7 of the Horizon Disclosure Schedule, Horizon has timely filed all Tax Returns required to be filed and has timely paid all Taxes owed (whether or not shown or required to be shown on any Tax Returns). Horizon has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor, or other third party. All Tax Returns filed by Horizon were complete and correct in all material respects. Other than as set forth in Section 3.7 of the Horizon Disclosure Schedule, none of the Tax Returns filed by Horizon or Taxes payable by Horizon or Tax Returns filed by a holder of Horizon Common Stock with respect to, or which may relate to, items of income, gain, deduction, loss or credit of Horizon have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and other than as set forth in Section
3.7 of the Horizon Disclosure Schedule, no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of Horizon, threatened. Other than as set forth in Section 3.7 of the Horizon Disclosure Schedule, Horizon is not currently the beneficiary of any extension of time within which to file any Tax Return, and Horizon has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency, except as a result of obtaining an extension of time to file any Tax Return. All material elections with respect to Taxes affecting Horizon are set forth in the Financial Statements or in Section 3.7 of the Horizon Disclosure Schedule. None of the Tax Returns filed by Horizon contains a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). Horizon is not a party to any Tax sharing agreement or similar arrangement. Horizon has never been a member of a group filing a consolidated federal income Tax Return, or a consolidated, combined or other affiliated group state, local or foreign Tax Return, and Horizon does not have any liability for the Taxes of any Person (other than Horizon) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise.

          (c) Horizon is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. Horizon has not made any change in accounting method or practice and has not agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise. Horizon does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. None of the assets of Horizon directly or indirectly secures any debt, the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of Horizon is "tax-exempt use property" within the meaning of Section 168(h) of the Code. No written claim has ever been made by any Governmental Entity in a jurisdiction where Horizon does not file Tax Returns that it is or may be subject to Tax in that jurisdiction. Horizon has not participated in an international boycott as defined in Section 999 of the Code. None of the shares of outstanding capital stock of Horizon is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code, except as disclosed in
Section 3.7 of the Horizon Disclosure Schedule. Horizon is an accrual basis taxpayer

          (d) There are no Liens for Taxes (other than for Taxes not yet due and payable) upon the assets of Horizon. The unpaid Taxes of Horizon attributable to all periods (or portions thereof) ending on or before the Closing did not, as of the Unaudited Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Unaudited Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with reasonable past custom and practice of Horizon in filing its Tax Returns (taking into account any Taxes incurred as a result of the transactions contemplated by this Agreement). Horizon has not incurred and will not incur any Taxes subsequent to the Unaudited Balance Sheet Date through the Closing except in the ordinary course of business. Horizon is not a party to any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

          (e) Horizon (and any predecessor of Horizon) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (or any corresponding provision of state law) at all times during its existence and Horizon will be an S corporation up to and including the day before the Closing Date. No Tax will be imposed under Section 1374 of the Code (or any corresponding provision of state law) as a result of the transactions contemplated by this Agreement.

          (f) Horizon has paid all Taxes and filed all Tax Returns in jurisdictions where the failure to do so would have a material adverse effect on the Business Condition of Horizon and Section 3.7(f) of the Horizon Disclosure Schedule contains a list of all jurisdictions (whether domestic or foreign) in which Horizon has filed any Tax Return.

          (g)  [intentionally omitted]

          (h) Neither Horizon nor any of its current or former subsidiaries has been either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

     3.8  Absence of Certain Changes and Events. Except as set forth in Section
          -------------------------------------
3.8 of the Horizon Disclosure Schedule. Since the Unaudited Balance Sheet Date, there has not been:

          (a) Any transaction involving more than $50,000 entered into by Horizon other than in the ordinary course of business and consistent with past practice ("Ordinary Course of Business"); any change (or any development or
           ---------------------------
combination of developments of which Horizon has knowledge which is reasonably likely to result in such a change) in Horizon's Business Condition, other than changes in the ordinary course of business which in the aggregate have not been and are not expected to be materially adverse to Horizon's Business Condition; or, without limiting the foregoing, any loss of or damage to any of the properties of Horizon due to fire or other casualty or other loss, whether or not insured, amounting to more than $50,000 in the aggregate;

          (b) Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Horizon, or any repurchase, redemption, retirement or other acquisition by Horizon of any outstanding shares of capital stock, any Horizon Option, or other securities of, or other equity or ownership interests in, Horizon;

          (c) Any discharge or satisfaction of any Lien or payment or satisfaction of any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than current liabilities shown on the Unaudited Balance Sheet and current liabilities incurred since the Unaudited Balance Sheet Date in the ordinary course of business;

          (d) Any change in the Charter Documents of Horizon or any amendment of any term of any outstanding security of Horizon, other than the issuance of
70.94014 shares of Horizon Common Stock immediately prior to the Closing and pursuant to Stock Award Agreements disclosed in Section 3.17 of the Horizon Disclosure Schedule;

          (e) Any incurrence, assumption or guarantee by Horizon of any indebtedness for borrowed money other than in the ordinary course of business and in an aggregate amount exceeding $50,000;

          (f)  Any creation or assumption by Horizon of any Lien on any asset;

          (g) Any making of any loan, advance or capital contributions to, or investment in, any Person;

          (h) Any sale, lease, pledge, transfer or other disposition of any material capital asset;

          (i) Any material transaction or commitment made, or any material contract or agreement entered into, by Horizon relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Horizon of any contract or other right;

          (j) Other than in connection with the transactions contemplated by this Agreement, any (A) grant of any severance or termination pay to any director, officer or employee of Horizon, (B) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Horizon, (C) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements, (D) change in compensation, bonus or other benefits payable to directors, officers or employees of Horizon or (E) change in the payment or accrual policy with respect to any of the foregoing;

          (k) Any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of Horizon, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of Horizon;

          (l) Any notes or accounts receivable or portions thereof written off by Horizon as uncollectible in an aggregate amount exceeding $50,000;

          (m) Other than the issuance of 70.94014 shares of Horizon Common Stock to Stockholders on the Closing Date immediately prior to the Closing, any issuance or sale of any stock, bonds, phantom stock interest or other securities of which Horizon is the issuer, or the grant, issuance or change of any stock options, warrants, or other rights to purchase securities of Horizon or phantom stock interest in Horizon;

          (o) Any cancellation of any debts or claims or waiver of any rights of substantial value in an aggregate amount exceeding $50,000;

          (p) Any sale, assignment or transfer of any Horizon Intellectual Property or other similar assets, including licenses therefor;

          (q) Any capital expenditures, or commitment to make any capital expenditures, for additions to property, plant or equipment in an aggregate amount exceeding $50,000;

          (r) Payment of any amounts to, or liability incurred to or in respect of, or sale of any properties or assets (real, personal or mixed, tangible or intangible) to, or any transaction or any agreement or arrangement with, any corporation or business in which Horizon or any of its corporate officers or directors, or any "affiliate" or "associate" (as such terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act") of any such Person, has any direct or indirect ownership
      --------------
interests;

          (s) Any Tax election, change of any Tax election or change of any method of accounting; or

          (t) Any agreement, undertaking or commitment to do any of the foregoing.

     3.9  Real Property. All real property leases, subleases and occupancy
          -------------
agreements as to which Horizon is a party and any amendments or modifications thereof (i) are listed in Section 3.9 of the Horizon Disclosure Schedule (each a "Lease" and collectively, the "Leases"), and (ii) are valid, in full force and
 -----                         ------
effect and enforceable, and there are no existing defaults on the part of Horizon. Horizon has not received or given notice of default or claimed default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a default on the part of Horizon or any landlord thereunder. In addition, any non-disturbance agreements which relate to any of the Leases are listed in Section 3.9 of the Horizon Disclosure Schedule. All rent and other sums and charges payable by Horizon under each Lease have been paid through the date hereof and shall be paid by Horizon through the Closing. The premises demised under each of the Leases and the improvements, equipment and fixtures therein are in good operating condition and repair. To the knowledge of Horizon, the premises demised under each of the Leases (i) is in compliance with all applicable laws, (ii) is not subject to any official complaint or notice of violation of any applicable zoning ordinance or building code, (iii) is not subject to any use or occupancy restriction, and (iv) is not subject to any pending or threatened condemnation proceeding. The execution, delivery and performance of this Agreement will not give others any rights of termination, default, acceleration or cancellation of any of the Leases. Horizon does not own, or have options to purchase, any real property.

     3.10 Personal Property. Horizon has good and marketable title, free and
          -----------------
clear of all title defects and Liens (including, without limitation, leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements and other title or interest-retaining agreements) to all inventory, receivables, furniture, machinery, equipment and other personal property, tangible or otherwise, reflected on the Unaudited Balance Sheet or used in Horizon's business, except for acquisitions and dispositions since the Unaudited Balance Sheet Date in the ordinary course of business. The Horizon Disclosure Schedule lists (i) all computer equipment and (ii) all other personal property, in each case having a depreciated book value of $10,000 or more, which are used by Horizon in the conduct of its business, and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted. There is no asset used or required by Horizon in the conduct of its business as presently operated which is not either owned by it or licensed or leased to it.

     3.11 Certain Transactions. Except as set forth in Section 3.11 of the
          --------------------
Horizon Disclosure Schedule and for (a) relationships with Horizon as an officer, director, or employee thereof (and compensation by Horizon in consideration of such services) and (b) relationships with Horizon as Stockholders or option holders therein, none of the directors, officers, or Stockholders of Horizon, or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction, or series of similar transactions, with Horizon, in which the amount involved exceeds $60,000, including, without limitation, any contract, agreement, or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such Person or any other Person in which any such Person has or had a 5%-or-more interest (as a stockholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee. Except as set forth in Section 3.11 of the Horizon Disclosure Schedule, none of Horizon's officers or directors has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business of Horizon, or any supplier, distributor, or customer of Horizon, except for (x) the normal rights of a stockholder, (y) rights under existing employee benefit plans and
(z) rights of any Horizon employee who may have authored or invented Horizon Intellectual Property in his or her capacity as an employee of Horizon which Horizon Intellectual Property has been fully assigned and/or licensed to Horizon pursuant to the terms and conditions of the agreements with employees disclosed in the Horizon Disclosure Schedule.

     3.12  Litigation and Other Proceedings. There is no action, suit, claim,
           --------------------------------
investigation or proceeding (or any basis therefor known to Horizon) pending against or, to the knowledge of Horizon, threatened against Horizon or its properties and assets before any court or arbitrator or any Governmental Entity. Horizon has received no notice that Horizon is subject to any order, writ, judgment, decree, or injunction that has a material adverse effect on Horizon's Business Condition.

     3.13  No Defaults. Horizon is not, nor has Horizon received notice that it
           -----------
would be with the passage of time, in default or violation of any term, condition, or provision of (i) the Charter Documents; (ii) any judgment, decree, or order applicable to Horizon; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which Horizon is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of Horizon.

     3.14  Major Contracts. Other than as disclosed in Section 3.14 of the
           ---------------
Horizon Disclosure Schedule, Horizon is not a party to or subject to:

           (a) Any union contract, or any employment contract or arrangement (other than "at-will" employment arrangements) providing for future compensation, written or oral, with any officer, consultant, director, or employee;

           (b) Other than in connection with the transactions contemplated by this Agreement, any plan or contract or arrangement, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing or the like;

           (c) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits;

           (d) Any OEM agreement, reseller or distribution agreement, volume purchase agreement, corporate end user sales or service agreement, reproduction or replication agreement or manufacturing agreement in which the amount involved exceeds annually, or is expected to exceed in the aggregate over the life of the contract, $50,000 or pursuant to which Horizon has granted or received manufacturing rights, most favored nation pricing provisions, or exclusive marketing, production, publishing or distribution rights related to any product, group of products or territory;

           (e) Any lease for personal property in which the amount of payments which Horizon is required to make on an annual basis exceeds $50,000;

           (f) Any agreement, license, franchise, permit, indenture, or authorization which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired, or adversely affected by reason of the execution of this Agreement and all other agreements contemplated hereby, the consummation of the Merger, or the consummation of the transactions contemplated hereby or thereby;

          (g) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise which individually is in the amount of $50,000 or more;

          (h) Any license agreement, either as licensor or licensee (excluding nonexclusive hardware and software licenses granted to distributors or end-users and commercially available in-licensed software applications);

          (i) Any contract or agreement containing covenants purporting to limit Horizon's freedom to compete in any line of business in any geographic area; or

          (j) Any contract or agreement, not elsewhere specifically disclosed pursuant to this Agreement, involving the payment or receipt by Horizon of more than $50,000 in the aggregate.

     All contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments and other commitments which are listed in the Horizon Disclosure Schedule pursuant to this
Section 3.14 are valid and in full force and effect and Horizon has not, nor, to the knowledge of Horizon, has any other party thereto, breached any material provisions of, or entered into default in any material respect under the terms thereof. Since the Unaudited Balance Sheet Date, Horizon has not amended, modified or terminated the terms of the contracts or agreements referred to in this Section 3.14 unless such amendment, modification or termination was in the ordinary course of business, and Horizon has provided TranSwitch with written notification of such. Horizon is not party to any contract, arrangement, plan, agreement, lease, franchise, permit, indenture, authorization, instrument or other commitment which, upon or as a result of the occurrence of the Closing and other than in the ordinary course of business, (i) requires or will require in the future the payment of any amount or the incurrence of any obligation by Horizon or its successor(s) in interest or (ii) increases the amount otherwise payable or the amount or nature of any obligation otherwise owing currently or in the future.

     3.15 Material Reductions. Except as disclosed in Section 3.15 of the
          -------------------
Horizon Disclosure Schedule, to Horizon's knowledge, none of the parties to any of the contracts identified in the Horizon Disclosure Schedule pursuant to
Section 3.14 has terminated, or, to the knowledge of Horizon, in any way expressed to Horizon an intent to reduce or terminate the amount of its business with Horizon in the future.

     3.16 Insurance and Banking Facilities. Section 3.16 of the Horizon
          --------------------------------
Disclosure Schedule contains a complete and correct list of (i) all contracts of insurance or indemnity of Horizon in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual premium, coverage, deductible amounts and expiration date) and (ii) the names and locations of all banks in which Horizon has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box.

All premiums and other payments due from Horizon with respect to any such contracts of insurance or indemnity have been paid, and Horizon does not know of any fact, act, or failure to act which has or might cause any such contract to be canceled or terminated. All known claims for insurance or indemnity have been presented.

     3.17  Employees. Section 3.17 of the Horizon Disclosure Schedule sets forth
           ---------
a list of (a) the names, titles, salaries and all other compensation of all salaried Horizon employees (such term meaning permanent and temporary, full-time and part-time employees) and (b) the wage rates for non-salaried Horizon employees (by classification). Any persons engaged by Horizon as independent contractors, rather than employees, have been properly classified as such and have been so engaged in accordance with all applicable federal, foreign, state or local laws. No employee has stated to Horizon that such employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within six months after the Closing Date. Hours worked by and payments made to employees of Horizon have not been in violation of the Fair Labor Standards Act or any other applicable federal, foreign, state or local laws dealing with such matters. Horizon is not and, except as disclosed in
Section 3.17 of the Horizon Disclosure Schedule, never has been engaged in any dispute or litigation with an employee or former employee regarding matters pertaining to intellectual property or assignment of inventions. Horizon has never been and, to the knowledge of Horizon, is not now subject to a union organizing effort. To Horizon's knowledge, each of Horizon's employees has complied with all applicable and material immigration and naturalization laws, regulations and other directives or guidelines applicable to such employee. Other than as set forth in Section 3.17 of the Horizon Disclosure Schedule, Horizon does not have any written contract of employment or other employment, severance or similar agreement with any of its employees or any established policy or practice relating thereto, and all of its employees are employees-at-will. Horizon is not a party to any pending, or to Horizon's knowledge, threatened, labor dispute. Horizon has complied in all material respects with all applicable federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining and ensuring equality of opportunity for employment and advancement of minorities and women. There are no claims pending, or, to the knowledge of Horizon, threatened to be brought, in any court or administrative agency by any former or current Horizon employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened or pending in any court or administrative agency from any current or former employee or any other Person arising out of Horizon's status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, or otherwise.

     3.18  ERISA.
           -----

     (a) Section 3.18 of the Horizon Disclosure Schedule lists each Employee Benefit Plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and each Benefit Arrangement including any plan, contract, arrangement or policy (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that is maintained or contributed to by Horizon, or any entity that would be considered to be under common control with Horizon under
Section 414 of the Code (each
an "ERISA Affiliate"). Copies or descriptions of all Employee Benefit Plans and Benefit Arrangements, the most recently filed Forms 5500 and accurate summary plan descriptions have been made available or furnished to TranSwitch.

     (b)  Each Employee Benefit Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Each Employee Benefit Plan and Benefit Arrangement has been maintained in material compliance with its terms and with the applicable requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

     (c) Neither Horizon nor any ERISA Affiliate maintains or has ever maintained or contributed to any "multiemployer plan" as defined in Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413 of the Code, or any Employee Benefit Plan subject to Title IV of ERISA. With respect to the employees and former employees of Horizon, there are no employee post-retirement health plans or life insurance in effect, except as required by
Section 4980B of the Code or applicable state law.

     (d) No employee of Horizon will become entitled to any material bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

     (e) Except as disclosed in Section 3.18 of the Horizon Disclosure Schedule, all contributions and payments accrued under each Employee Benefit Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date. No Employee Benefit Plan has an "accumulated funding deficiency" (within the meaning of Section 412 of the Code), whether or not waived. There has been no amendment to, written interpretation of or announcement (whether or not written) by Horizon or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Benefit Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Benefit Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

     3.19 Certain Agreements. Except as set forth in Section 3.19 of the Horizon
          ------------------
Disclosure Schedule and as contemplated by this Agreement, neither the execution and delivery by Horizon of this Agreement and all other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby will: (i) result in any payment by Horizon (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of Horizon under any Plan, agreement, or otherwise, (ii) increase any benefits otherwise payable under any Plan or agreement or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     3.20 Guarantees and Suretyships. Horizon has no powers of attorney
          --------------------------
outstanding (other than those issued in the ordinary course of business with respect to Tax matters), and Horizon has no material obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or, to Horizon' knowledge, otherwise respecting the obligations or liabilities of any Person.

     3.21  Brokers and Finders. Other than the Purchaser's Representative,
           -------------------
Horizon has not retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will Horizon owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

     3.22  Certain Payments. Neither Horizon, nor to the knowledge of Horizon,
           ----------------
any Person acting on behalf of Horizon has, directly or indirectly, on behalf of or with respect to Horizon: (i) made an unreported political contribution, (ii) made or received any payment which was not legal to make or receive, (iii) engaged in any material transaction or made or received any material payment which was not properly recorded on the books of Horizon, (iv) created or used any "off-book" bank or cash account or "slush fund," or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

     3.23  Environmental Matters.  To the knowledge of Horizon, (i) Horizon has
           ---------------------
complied with all federal, state and local laws (including, without limitation, case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, "Environmental Laws"); (ii) Horizon has
                                       ------------------
not handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws ("Hazardous
                                                              ---------
Materials"), except for reasonable amounts of ordinary office and/or office-
---------
cleaning supplies which have been used in material compliance with Environmental Laws; (iii) there is not now, nor has there ever been, any underground storage tank or asbestos on any real property owned, operated or leased by Horizon; (iv) Horizon has not conducted, nor is it aware of, any environmental investigations, studies, audits, tests, reviews or analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any real property owned, operated or leased by Horizon; and (v) there are no "Environmental Liabilities". For purposes of this Agreement, "Environmental Liabilities" are
                                               -------------------------
any claims, demands, or liabilities under Environmental Laws which (i) arise out of or in any way relate to Horizon's operations or activities, or any real property at any time owned, operated or leased by Horizon, whether vested or unvested, contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

     3.24  Enforceability of Contracts, etc.
           ---------------------------------

           (a) To the knowledge of Horizon, no Person that is a party to any contract, agreement, commitment or plan to which Horizon is a party has a valid defense, on account of non-performance or malfeasance by Horizon, which would make any such contracts, agreement, commitment or plan not valid and binding upon or enforceable against such parties in accordance with their terms, except to the extent such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement or similar laws affecting the rights of creditors generally and usual equity principles.

           (b) Neither Horizon, nor, to the knowledge of Horizon, any other Person, is in breach or violation of, or default under, any material contract, agreement, arrangement, commitment or plan to which Horizon is a party, and no event or action has occurred, is pending, or, to the knowledge of Horizon, is threatened, which, after the giving of notice, or the lapse of time, or otherwise, would constitute a breach or a default by Horizon or, to the knowledge of Horizon, any other Person, under any material contract, agreement, arrangement, commitment or plan to which Horizon is a party.

     3.25  Information Statement. The information regarding Horizon (including,
           ---------------------
for purposes of this Section 3.25, information regarding Horizon's officers, directors and Stockholders) included in the information to be sent to the Stockholders of Horizon in connection with the consideration and approval of the Merger and the other transactions contemplated by this Agreement (such information statement as amended or supplemented is referred to herein as the "Information Statement") will not, on the date the Information Statement (or any
----------------------
amendment thereof or supplement thereto) is first mailed or otherwise provided to the Stockholders of Horizon, at the time of the execution and delivery of any written consent of the Stockholders of Horizon or the time of any Stockholders meeting of Horizon to approve the Merger, and at the Effective Time, contain any statement regarding Horizon that, at such time and in light of the circumstances under which it will be made, is false or misleading in any material respect, or will omit to state any material fact regarding Horizon necessary in order to make the statements made therein regarding Horizon not false or misleading in any material respect; or omit to state any material fact regarding Horizon necessary to correct any statement regarding Horizon in any earlier communication with respect to the solicitation of the Stockholders of Horizon that has become false or misleading in any material respect. If at any time prior to the Effective Time any event relating to Horizon should be discovered by Horizon which should be set forth in an amendment or a supplement to the Information Statement, Horizon will promptly inform TranSwitch. Notwithstanding the foregoing, Horizon makes no representation or warranty with respect to any information regarding TranSwitch or Merger Sub which is contained in any of the foregoing documents.

     3.26  Disclosure. Neither the representations or warranties made by Horizon
           ----------
or the Founder in this Agreement, nor the Horizon Disclosure Schedule or any other certificate executed and delivered by Horizon or the Founder pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

     3.27  Reliance. The foregoing representations and warranties are made by
           --------
Horizon and the Founder with the knowledge and expectation that TranSwitch and Merger Sub are placing reliance thereon.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                                OF THE FOUNDER

     The Founder represents and warrants to TranSwitch and Merger Sub as follows:

          (a) Subject to applicable community property laws, the Founder is the lawful owner of the shares of Horizon Common Stock to be exchanged for the Total TranSwitch Common Shares pursuant to this Agreement and has, and on the Closing Date will have, good and clear title to such shares of Horizon Common Stock, free of all Liens.

          (b) The Founder has, and on the Closing Date will have, full legal right, power and authority to enter into this Agreement and to sell and deliver the shares of Horizon Common Stock owned by him in the manner provided herein. The Founder has duly and validly executed this Agreement and has, or prior to the Closing, will have duly and validly executed and delivered all other agreements contemplated hereby, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of the Founder in accordance with its terms.

          (c) The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by the Founder, and the consummation of the transactions contemplated hereby or thereby, will not require, on the part of the Founder, any consent, approval, authorization or other order of, or any filing with, any Governmental Entity, or under any contract, agreement or commitment to which the Founder is a party or by which the Founder or property of the Founder is bound, and will not constitute a violation on the part of the Founder of any law, administrative regulation or ruling or court decree, or any contract, agreement or commitment, applicable to the Founder or property of the Founder.

                                   ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF TRANSWITCH AND MERGER SUB


     TranSwitch and Merger Sub jointly and severally represent and warrant to Horizon as follows:

     5.1  Organization and Qualification. TranSwitch is a corporation duly
          ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition of TranSwitch. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware, is recently organized and has conducted no business activities, other than as contemplated by this Agreement.

     5.2  Capitalization. The authorized capital stock of TranSwitch consists of
          --------------
1,000,000 shares of preferred stock, $.001 par value per share, of which no shares are issued or outstanding or held in TranSwitch's treasury, and 300,000,000 shares of TranSwitch Common Stock, of which, as of December 31, 2000: (a) 83,502,986 shares were validly issued and outstanding, fully paid and nonassessable and (b) 15,238,849 shares were reserved for issuance pursuant to TranSwitch's stock option and stock purchase plans for its employees and directors. Except for options and rights relating to shares described in clause
(b) of the preceding sentence, and except as set forth in Section 5.2 of the TranSwitch Disclosure Schedule or the Reports (as defined in Section 5.5), there are no options, warrants or other rights, agreements or commitments (contingent or otherwise) obligating TranSwitch to issue shares of its capital stock or any other securities convertible into or evidencing the right to subscribe to shares of its capital stock.

     5.3  Authority Relative to this Agreement. The execution, delivery and
          ------------------------------------
performance of this Agreement and all other agreements contemplated hereby by TranSwitch and Merger Sub have been duly authorized by all necessary action of the Boards of Directors of TranSwitch and Merger Sub and Stockholders of Merger Sub. Certified copies of the resolutions adopted by the Boards of Directors of TranSwitch and Merger Sub and TranSwitch as sole stockholder of Merger Sub approving this Agreement, all other agreements contemplated hereby and the Merger have been or will be provided to Horizon prior to Closing. Each of TranSwitch and Merger Sub has duly and validly executed and delivered this Agreement and has, or prior to Closing, will have duly and validly executed and delivered all other agreements contemplated hereby to be executed by it, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of each of TranSwitch and Merger Sub in accordance with its terms.

     5.4  Non-Contravention. Assuming the accuracy of the representations and
          -----------------
warranties of Horizon and the Founder contained in the Agreement and the other agreements contemplated hereby, neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by TranSwitch and Merger Sub, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of TranSwitch or Merger Sub or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which TranSwitch is a party, or under which TranSwitch is obligated, or by which TranSwitch or any of the rights, properties or assets of TranSwitch are subject or bound; result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of TranSwitch; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which TranSwitch is a party, or under which TranSwitch is obligated, or by which TranSwitch or any of the rights, properties or assets of TranSwitch are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which TranSwitch is a party, or under which TranSwitch may be obligated, or by which TranSwitch or any of the rights, properties or assets of TranSwitch are subject or bound, other than any of the foregoing which would not have, individually or in the aggregate, a material adverse effect on Business Condition of TranSwitch.

     5.5  Reports and Financial Statements. TranSwitch has previously furnished
          --------------------------------
to Horizon true and correct copies of its (i) Form 10-K for the period ended December 31, 1999, (ii) all other reports filed by it with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of
                          ----------
1934, as amended (the "Exchange Act") since January 1, 2000 and (iii) TranSwitch hereby agrees to furnish to Horizon true and correct copies of all reports filed by it with the Commission after the date hereof prior to the Closing all in the form (including exhibits) so filed (collectively, the "Reports"). As of their
                                                       -------
respective dates, the Reports complied or will comply in all material respects with the then applicable published rules and regulations of the Commission with respect thereto at the date of their issuance and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, no additional filings or amendments to previously filed Reports are required pursuant to such rules and regulations. Each of the audited consolidated financial statements and unaudited interim financial statements included in TranSwitch's Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly presents the financial position of the entity or entities to which it relates as at its date or the results of operations, Stockholders' equity or cash flows of such entity or entities (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of unaudited interim statements to year-end adjustments, which will not be material either individually or in the aggregate, and except as described in Section 5.5 of the TranSwitch Disclosure Schedule).

     5.6  Validity of Total TranSwitch Common Shares. The Total TranSwitch
          ------------------------------------------
Common Shares to be issued in the Merger will, when issued, be, validly issued, fully paid and nonassessable.

     5.7  Consents and Approvals of Governmental Authorities. Assuming the
          --------------------------------------------------
accuracy of the representations and warranties of Horizon and the Founder contained in the Agreement and the other agreements contemplated hereby, except for (a) the requirements of state securities (or "Blue Sky") laws, (b) the
                                                  --------
filing and recording of the Merger Documents as provided by the Virginia SCA and the Delaware GCL, (c) the filing of appropriate documents with the Nasdaq Stock Market and (d) the filing of a Form D and a Form 8-K with the Commission, if applicable, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by TranSwitch or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     5.8  Absence of Certain Changes or Events. Since September 30, 2000, there
          ------------------------------------
has not been any material adverse change in the Business Condition of TranSwitch.

     5.9  Information Statement. The information regarding TranSwitch
          ---------------------
(including, for purposes of this Section 5.9, information regarding TranSwitch's officers, directors and Stockholders) included in the Information Statement will not, on the date of the Information Statement (or any amendment thereof or supplement thereto) is first mailed to the Stockholders of Horizon, at the time of the execution and delivery of any written consent of the Stockholders of Horizon or the time of any Stockholders meeting of Horizon to approve the Merger, and at the Effective Time, contain any statement regarding TranSwitch that, at such time and in light of the circumstances under which it will be made, is false or misleading in any material respect, or will omit to state any material fact regarding TranSwitch necessary in order to make the statements made therein regarding TranSwitch not false or misleading in any material respect; or omit to state any material fact regarding TranSwitch necessary to correct any statement regarding TranSwitch in any earlier communication with respect to the solicitation of the Stockholders of TranSwitch that has become false or misleading in any material respect. If at any time prior to the Effective Time any event relating to TranSwitch should be discovered by TranSwitch which should be set forth in an amendment or a supplement to the Information Statement, TranSwitch will promptly inform Horizon. Notwithstanding the foregoing, TranSwitch makes no representation or warranty with respect to any information regarding Horizon which is contained in any of the foregoing documents.

     5.10  Disclosure.  Neither the representations or warranties made by
           ----------
TranSwitch in this Agreement, nor the TranSwitch Disclosure Schedule or any other certificate executed and delivered by TranSwitch pursuant to this Agreement, when taken together and with knowledge of the contents of the Reports, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

     5.11  Reliance.  The foregoing representations and warranties are made by
           --------
TranSwitch with the knowledge and expectation that Horizon and the Stockholders are placing reliance thereon.

                                  ARTICLE VI

                             COVENANTS OF HORIZON


           During the period from the date of this Agreement (except as otherwise indicated) and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Horizon and the Founder agree (except as expressly contemplated by this Agreement or otherwise permitted with TranSwitch's prior written consent):

     6.1   Conduct of Business in Ordinary Course. Horizon will carry on its
           --------------------------------------
business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable best efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, consultants and employees and preserve its relationships with customers, suppliers and distributors and others having business dealings with it. Horizon will confer on a regular and frequent basis with representatives of TranSwitch to report operational matters of a material nature and to report the general status of the ongoing operations of the business of Horizon. The foregoing notwithstanding and other than in connection with the fulfillment of the terms and conditions of this Agreement, including without limitation the issuance of 70.94014 shares of Horizon Common Stock to the Stockholders on the Closing Date immediately prior to the Closing, Horizon will not:

           (a) other than in the ordinary course of business consistent with prior practice, enter into any material commitment or transaction, including but not limited to any purchase of assets (other than raw materials, supplies or cash equivalents) for a purchase price in excess of $25,000;

           (b) grant or pay any bonus, severance or termination pay to any officer, director, independent contractor or employee of Horizon;

           (c) enter into or amend any agreements pursuant to which any other party is granted support, service, marketing or publishing rights, other than in the ordinary course of business consistent with prior practice, or is granted distribution rights of any type or scope with respect to any products of Horizon;

           (d) other than in the ordinary course of business consistent with prior practice, enter into or terminate any contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments, or commitments, or amend or otherwise change in any material respect the terms thereof in a manner adverse to Horizon;

          (e) commence a lawsuit other than: (i) for the routine collection of bills, (ii) in such cases where Horizon in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of Horizon's business; provided, that Horizon consults with TranSwitch prior to filing such suit, or (iii) for a breach of this Agreement or any agreement related hereto;

          (f) modify in any material respect existing discounts or other terms and conditions with dealers, distributors and other resellers of Horizon's products or services in a manner adverse to Horizon;

          (g) accelerate the vesting or otherwise modify any Horizon Option, restricted stock or other outstanding rights or other securities;

          (h) take any action which would make any representation or warranty in this Agreement untrue or incorrect, as if made as of such time;

          (i) make or change any Tax election or change any method of accounting, except with the written approval of TranSwitch, which approval shall not be unreasonably withheld; or

          (j) agree in writing or otherwise to take any of the foregoing actions.

     6.2  Dividends, Issuance of, or Changes in Securities. Horizon will not:
          ------------------------------------------------
(i) declare or pay any dividends on or make other distributions to its Stockholders (whether in cash, shares or property), (ii) issue, deliver, sell, or authorize, propose, or agree to, or commit to the issuance, delivery, or sale of any shares of its capital stock of any class, any Horizon Voting Debt or any securities convertible into its capital stock, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating Horizon to issue any such shares, Horizon Voting Debt or other convertible securities except as any of the foregoing is required by Outstanding Horizon Options; (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Horizon, (iv) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or options or warrants related thereto, or (v) propose any of the foregoing.

     6.3  Governing Documents. Other than as contemplated by this Agreement,
          -------------------
Horizon will not amend its Charter Documents.

     6.4  No Acquisitions. Horizon will not authorize, recommend, propose or
          ---------------
announce an intention to authorize, recommend or propose, or enter into a letter of intent (whether or not binding), an agreement in principle or an agreement with respect to any merger, consolidation or business combination (other than the Merger), or any acquisition of assets or securities.

     6.5  No Dispositions. Other than as expressly provided in this Agreement,
          ---------------
including without limitation payment of the first $40,000 of Legal Fees (defined below), Horizon will not sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any of its material assets or cancel, release, or assign any material indebtedness or claim, except in the ordinary course of business.

     6.6  Indebtedness. Horizon will not incur any indebtedness for borrowed
          ------------
money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise.

     6.7  Compensation. Except as provided in Section 9.2(l), Horizon will not
          ------------
adopt or amend, or modify in any material respect, any Plan or pay any pension or retirement allowance not required by any existing Plan. Horizon will not enter into or modify any employment or severance contracts, increase the salaries, wage rates or fringe benefits of its officers, directors or employees or pay bonuses or other remuneration except for current salaries, severance and other remuneration for which Horizon is obligated under arrangements existing prior to the Unaudited Balance Sheet Date to which Horizon is a party and which have been disclosed in the Horizon Disclosure Schedule.

     6.8  Claims. Horizon will not settle any claim, action or proceeding,
          ------
except in the ordinary course of business consistent with prior practice.

     6.9  Access to Properties and Records. Subject to contractual and other
          --------------------------------
obligations, Horizon will give TranSwitch and its representatives full access, at a place reasonably acceptable to Horizon, during reasonable business hours and following reasonable notice but in such a manner as not unduly to disrupt the business of Horizon, to its senior management, senior technical personnel, premises, properties, contracts, commitments, books, records and affairs, and will provide TranSwitch with such financial, technical and operating data and other information pertaining to its business as TranSwitch may request. With Horizon's prior consent, which will not be unreasonably withheld, TranSwitch will be entitled in conjunction with Horizon personnel to make appropriate inquiries of third parties in the course of its investigation.

     6.10 Breach of Representations and Warranties. Horizon will not take any
          ----------------------------------------
action that would cause or constitute a breach of any of the representations and warranties set forth in Article III or that would cause any of such representations and warranties to be inaccurate in any material respect or that would constitute a breach of any of its other obligations under this Agreement. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, Horizon will give detailed notice thereof to TranSwitch and will use its reasonable best efforts to prevent or remedy promptly such breach or inaccuracy.

     6.11 Consents. Horizon will promptly apply for or otherwise seek and use
          --------
reasonable best efforts to obtain, all Consents, and make all filings with Governmental Entities, required with respect to the consummation of the Merger.

     6.12 Tax Returns. Horizon will promptly provide or make available to
          -----------
TranSwitch copies of all Tax Returns that have been filed or are filed prior to the Closing.

     6.13 Stockholder Approval. The Founder agrees to vote all of such Founder's
          --------------------
shares of Horizon Common Stock for the approval of this Agreement and the appropriate Merger Documents as required by the Virginia SCA.

     6.14  Preparation of Disclosure and Solicitation Materials. As promptly as
           ----------------------------------------------------
practicable after the execution of this Agreement or, if earlier, as far in advance as possible prior to the Closing, Horizon will promptly submit to its Stockholders or the employees of Horizon who are scheduled to become Stockholders immediately prior to the Closing, information and documents relating to Horizon, its business or operations, TranSwitch, its business or operations, the terms of the Merger and this Agreement as reasonably agreed by counsel to TranSwitch and Horizon and intended to comply in all material respects with Regulation D under the Securities Act to satisfy all requirements applicable to Horizon of applicable state and federal securities laws, the Virginia SCA and the regulations thereunder. Horizon will promptly set a record date, give notice of a special meeting, solicit consents and/or give notices to holders of Dissenting Shares so as to facilitate the Closing of the Merger as of the earliest practicable date.

     6.15  Exclusivity; Acquisition Proposals. Unless and until this Agreement
           ----------------------------------
will have been terminated by either party pursuant to Article XII hereof and thereafter subject to Section 12.5, neither Horizon nor the Founder will (and each will use its reasonable best efforts to ensure that none of its officers, directors, agents, representatives, Stockholders or affiliates) take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than TranSwitch and its designees: (i) solicit, encourage, initiate or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of Horizon's business, assets or capital stock, whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an "Acquisition Transaction"), (ii) disclose,
                                      -----------------------
in connection with an Acquisition Transaction, any information not customarily disclosed to any Person other than TranSwitch or its representatives concerning Horizon's business or properties or afford to any Person other than TranSwitch or its representatives access to its properties, books, or records, except in the ordinary course of business and as required by law or pursuant to a governmental request for information, (iii) enter into or execute any agreement relating to an Acquisition Transaction, or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Merger. In the event that Horizon is contacted by any third party expressing an interest in discussing an Acquisition Transaction, Horizon will promptly notify TranSwitch of such contact and the identity of the party so contacting Horizon.

     6.16  Notice of Events. Throughout the period between the date of this
           ----------------
Agreement and the Closing, Horizon will promptly advise and consult with TranSwitch regarding any and all material events and developments concerning its financial position, results of operations, assets, liabilities or business or any of the items or matters concerning Horizon covered by the representations, warranties and covenants of Horizon and the Stockholders contained in this Agreement.

     6.17  Reasonable Best Efforts. Horizon and the Founder will use their
           -----------------------
reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

     6.18  Insurance. Horizon will use its reasonable best efforts to maintain
           ---------
in force at the Effective Time policies of insurance of the same character and coverage as those described in the Horizon Disclosure Schedule, and Horizon will promptly notify TranSwitch in writing of any changes in such insurance coverage occurring prior to the Effective Time.

                                  ARTICLE VII

                            COVENANTS OF TRANSWITCH

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (or later where so indicated), TranSwitch and Merger Sub agree (except as expressly contemplated by this Agreement or with Horizon's prior written consent):

     7.1  Breach of Representations and Warranties. Neither TranSwitch nor
          ----------------------------------------
Merger Sub will take any action which would cause or constitute a breach of any of the representations and warranties set forth in Article V or which would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, TranSwitch will give detailed notice thereof to Horizon and will use its reasonable best efforts to prevent or remedy promptly such breach or inaccuracy.

     7.2  Additional Information; Access. TranSwitch will provide Horizon, the
          ------------------------------
Founder and those employees of Horizon scheduled to become Stockholders prior to the Closing with the information relating to TranSwitch referred to in Section
5.5 and the information relating to TranSwitch to be included in the Information Statement. In addition, TranSwitch will afford to Horizon and to its counsel and to the persons expected to become Stockholders of TranSwitch pursuant to the Merger access throughout the period prior to the Effective Time to its senior management and all other information concerning TranSwitch as Horizon or such stockholder may reasonably request.

     7.3  Consents.  TranSwitch will promptly apply for or otherwise seek, and
          --------
use its reasonable best efforts to obtain, all consents and approvals, and make filings, required with respect to the consummation of the Merger.

     7.4  Reasonable Best Efforts.  Each of TranSwitch and Merger Sub will use
          -----------------------
its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

     7.5  Officers and Directors.  TranSwitch agrees that all rights to
          ----------------------
indemnification existing on the date hereof in favor of the present or former officers and directors of Horizon with respect to actions taken in their capacities as directors or officers of Horizon prior to the Effective Time as provided in the Charter Documents of Horizon (copies of which have been provided to TranSwitch) will survive the Merger and continue in full force and effect following the Effective Time and the obligations related thereto will be assumed by TranSwitch. Notwithstanding the foregoing the provisions of such Charter Documents will have no effect on the obligations of any Stockholders of Horizon pursuant to Article X of this Agreement or the Escrow Agreement.

     7.6  Nasdaq National Market Listing. TranSwitch will use its commercially
          ------------------------------
reasonable best efforts to cause a registration statement on Form S-3 registering the Total TranSwitch Common Shares filed no later than thirty (30) days after the Effective Time (the "Initial
                                                                    -------
Filing Date") and to be declared effective no later than six (6) weeks after the
-----------
Initial Filing Date.

     7.7   Notice of Events.  Throughout the period between the date of this
           ----------------
Agreement and the Closing, TranSwitch will promptly advise and consult with Horizon regarding any and all material adverse changes to the representations, warranties and covenants of TranSwitch and Merger Sub contained in this Agreement.

     7.8   Third-Party Beneficiaries.  Sections 7.5 and 7.6 will survive the
           -------------------------
consummation of the Merger, are intended to benefit the Stockholders of Horizon that receive Total TranSwitch Common Shares (the "New TranSwitch Stockholders"),
                                                  ---------------------------
will be binding on TranSwitch and its successors and assigns, and will be enforceable by the officers and directors of Horizon and the New TranSwitch Stockholders.

     7.9   Issuance of Options.  On the day following the Closing TranSwitch
           -------------------
shall grant to the Stockholders who become employees of TranSwitch non-qualified stock options ("Options") exercisable for an aggregate of 100,000 shares of
                -------
TranSwitch Common Stock (the "Option Shares"), at an exercise price equal to the
                              -------------
market price thereof as determined by the Board of Directors of TranSwitch in accordance with applicable law. Such Options are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Each Stockholder shall be entitled to receive Options for that number of Option Shares equal to the product of (A) such Stockholder's "Option Percentage" set forth on Exhibit 2.1(d) and (B) the aggregate Option
                                 --------------
Shares. The Options shall be governed by TranSwitch's then applicable employee equity incentive plan and form of stock option agreement.

     7.10  Health and Related Benefits.  Until such time as standard
           ---------------------------------------------------------
health, disability, life insurance and similar benefits coverage commences for
------------------------------------------------------------------------------
the Stockholders as TranSwitch employees, TranSwitch shall not cancel, limit or
-------------------------------------------------------------------------------
otherwise curtail coverage available to such Stockholders from Horizon on the
-----------------------------------------------------------------------------
Closing Date.
-------------

                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS


     In addition to the foregoing, TranSwitch, Merger Sub, Horizon and the Founder each agree to take the following actions after the execution of this Agreement.

     8.1   Investment Agreements. All resales of TranSwitch Common Shares by the
           ---------------------
New TranSwitch Stockholders will be subject to the restrictions imposed by the investment agreements (the "Investment Agreements") in the form attached as
                            ---------------------
Exhibit 8.1 and the registration rights agreement (the "Registration Rights
                                                        -------------------
Agreement") in the form attached as Exhibit 8.2, each of which will be entered
---------                           -----------
into by each New TranSwitch Stockholder and TranSwitch. TranSwitch will be entitled to place the legends as referred to in the form of Investment Agreement on each certificate evidencing any TranSwitch Common Shares to be received by New TranSwitch Stockholders pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for TranSwitch Common Shares consistent with the terms of the Investment Agreements.

     8.2  Legal Conditions to the Merger.  Each of TranSwitch, Merger Sub,
          ------------------------------
Horizon and the Founder will use all reasonable best efforts to take actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger. Each of TranSwitch, Merger Sub, Horizon and the Founder will use all reasonable best efforts to take all actions to obtain (and to cooperate with the other parties in obtaining) any consent required to be obtained or made by Horizon, Merger Sub, or TranSwitch in connection with the Merger, or the taking of any action contemplated thereby or by this Agreement.

     8.3  Employee Benefits.  (a)  Nothing contained herein will be considered
          -----------------
as requiring Horizon or TranSwitch to continue any specific plan or benefit, or to confer upon any employee, beneficiary, dependent, legal representative or collective bargaining agent of such employee any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including without limitation any right to employment or to continued employment for any specified period, at any specified location or under any specified job category, except as specifically provided for in an offer letter or other agreement of employment. It is specifically understood that continued employment with Horizon or employment with TranSwitch is not offered or implied for any other employees of Horizon and any continuation of employment with Horizon after the Closing will be at will except as specifically provided otherwise in an offer letter or other agreement of employment.

     (b) Following the Effective Time, TranSwitch, in its discretion, shall either: (i) continue (or cause Horizon to continue) to maintain the Horizon Employee Plans as in effect immediately prior to the Effective Time, or (ii) arrange for each participant in Horizon Employee Plans ("Horizon Participants")
                                                         --------------------
to participate in any similar plans of TranSwitch ("TranSwitch Plans") in which
                                                    ----------------
similarly situated employees of TranSwitch participate, or (iii) a combination of clauses (i) and (ii). Each Horizon Participant who continues to be employed by TranSwitch or any of its subsidiaries immediately following the Effective Time shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive credit for purposes of eligibility to participate and vesting under TranSwitch Plans for years of service with Horizon or its subsidiaries prior to the Effective Time. To the extent permitted by insurers of TranSwitch Plans, TranSwitch shall cause any and all pre-existing condition limitation eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to so such Horizon Participants and their eligible dependents and shall provide them with credit for any co-payments and deductibles prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any TranSwitch Plans in which they are eligible to participate immediately after the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any employee of Horizon or the funding of any such benefit.

     8.4  Expenses.  Unless otherwise agreed by the parties, whether or not the
          --------
Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, including investment banking, legal and accounting expenses, will be paid by the party incurring such expense. Without limitation of the foregoing, the parties hereto agree that the Founder shall at the Closing pay for all legal fees of Goulston & Storrs over and above $40,000 arising in connection with the negotiation of this Agreement and the Closing and the Stockholders shall pay the Purchaser Representative fees incurred in connection with this Agreement.

     8.5   Additional Agreements.  In case at any time after the Effective Time
           ---------------------
any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Horizon, the proper officers and directors of each corporation which is a party to this Agreement will take all such necessary action. Without limiting the foregoing, on or prior to the Closing Date, Horizon will cause each of the Stockholders to deliver to TranSwitch a properly executed statement satisfying the requirements of Treas. Reg. 1.1445-2(b) in a form reasonably acceptable to TranSwitch.

     8.6   Public Announcements.  Neither TranSwitch, Horizon nor the Founder
           --------------------
will disseminate any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement, to the attorneys, advisors and accountants of the parties hereto, or except as TranSwitch determines in good faith to be required by applicable law) without the prior written agreement of TranSwitch and Horizon.

     8.7   Confidentiality. Horizon and TranSwitch have entered into a Mutual
           ---------------
Non-Disclosure and Confidentiality Agreement dated as of October 23, 2000 concerning each party's obligations to protect the confidential information of the other party. Horizon and TranSwitch each hereby affirm each of their obligations under such agreement. If this Agreement is terminated in accordance with Article XII hereof, TranSwitch will, and will cause its accountants, counsel and other representatives to deliver to Horizon all documents and other material, and all copies thereof, obtained by TranSwitch or on its behalf from Horizon in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such. If this Agreement is terminated in accordance with Article XII hereof, Horizon will, and will cause its accountants, counsel and other representatives to, deliver to TranSwitch all documents and other material, and all copies thereof, obtained by Horizon or on its behalf or by a Stockholder from TranSwitch in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use thereof.



                                   ARTICLE IX

                              CONDITIONS PRECEDENT


     9.1   Conditions to Each Party's Obligation to Effect the Merger'.  The
           ----------------------------------------------------------
respective obligations of each party to effect the Merger will be subject to the satisfaction prior to the Closing Date of the following conditions:

           (a) Governmental Approvals.  Other than the filing of the Merger
               ----------------------
Documents with the Secretaries of the Corporation Commission of the Commonwealth of Virginia and the Secretary of State of the State of Delaware, all statutory requirements and all Consents of Governmental Entities legally required for the consummation of the Merger and the transactions contemplated by this

Agreement will have been filed, occurred, or been obtained, other than such Consents for which the failure to obtain would not have a material adverse effect on the consummation of the Merger or the other transactions contemplated hereby or on the Business Condition of TranSwitch or Horizon.

          (b)  No Restraints.  No statute, rule or regulation, and no final and
               -------------
nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

     9.2  Conditions of Obligations of TranSwitch and Merger Sub.  Unless waived
          ------------------------------------------------------
by TranSwitch and Merger Sub, the obligations of TranSwitch and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions:

          (a)  Representations and Warranties of Horizon and the Founder.  The
               ---------------------------------------------------------
representations and warranties of Horizon and the Founder set forth in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) as otherwise contemplated by this Agreement, (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of TranSwitch and (iii) for representations and warranties specifically limited to an earlier date(s). TranSwitch will have received a certificate signed by or on behalf of the Founder and by the President of Horizon to such effect on the Closing Date.

          (b)  Performance of Obligations of Horizon and the Founder.  Horizon
               -----------------------------------------------------
and the Founder will have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date except (i) as otherwise contemplated or permitted by this Agreement and (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of TranSwitch, and TranSwitch will have received a certificate signed by each director of Horizon, and each officer of Horizon to such effect on the Closing Date.

          (c)  Investment and Escrow Agreements. TranSwitch will have received
               --------------------------------
from Stockholders of Horizon certificates constituting one hundred percent (100%) of the Outstanding Horizon Shares and 100% of the duly executed Investment Agreements and Escrow Agreements.

          (d)  Employment and Assignment of Inventions, Nondisclosure and
               ----------------------------------------------------------
Restrictive Covenants Agreements.  All employees of Horizon will have executed
--------------------------------
employment and/or assignment of inventions, nondisclosure and restrictive covenants agreements in the form previously provided by TranSwitch to Horizon.

          (e)  Legal Action.  There will not be overtly threatened or pending
               ------------
any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from TranSwitch, Merger Sub or Horizon as a result of such transactions; or (ii) seeking to prohibit or impose any limitations on TranSwitch's ownership or operation of all or any portion of Horizon's business or assets, or to compel TranSwitch to dispose of or hold separate all or any portion of its or Horizon's business or assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on TranSwitch's ability to receive the anticipated benefits of the Merger and the employment of the individuals referenced in Section 9.2(d).

          (f)  Opinion of Counsel.  TranSwitch will have received an opinion
               ------------------
dated as of the Closing Date of Goulston & Storrs, counsel to Horizon, substantially in the form attached as Exhibit 9.2(f).
                                      --------------

          (g)  Consents.  TranSwitch will have received duly executed copies of
               --------
all Consents specified in the Horizon Disclosure Schedule, and there will not be any Consents which have not been received and are required to be disclosed in the Horizon Disclosure Schedule which have not been so disclosed, in each case except for such thereof as TranSwitch and Horizon will have agreed in writing will not be obtained.

          (h)  Termination of Rights and Certain Securities.  Any registration
               --------------------------------------------
rights, rights of refusal, voting rights, rights to any liquidation preference or redemption rights relating to any security of Horizon will have been terminated or waived or satisfied as of the Closing.

          (i)  Stockholder Approvals.  This Agreement and the Merger will have
               ---------------------
been approved by Stockholders of Horizon holding one hundred percent (100%) of the voting power of the Outstanding Horizon Shares. Any Parachute Payments will have been approved by the percentage of holders of the Outstanding Horizon Shares as required by law (as reasonably interpreted by counsel for TranSwitch).

          (j)  Corporate Proceedings Satisfactory.  All corporate and other
               ----------------------------------
proceedings to be taken by Horizon in connection with the transactions contemplated hereby and all documents incident thereto will be satisfactory in form and substance to TranSwitch and its counsel, and TranSwitch and its counsel will have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

          (k)  Securities Law Compliance. TranSwitch will be satisfied, in its
               -------------------------
reasonable discretion, that the approval of the Merger, this Agreement and all associated transactions by the Stockholders of Horizon and the issuance of Total TranSwitch Common Shares hereunder will have been conducted in compliance with Regulation D under the Securities Act.

          (l)  Termination of Profit-Sharing Plan. Horizon shall have terminated
               ----------------------------------
its profit-sharing plan prior to Closing, TranSwitch shall have received from Horizon evidence that Horizon's profit-sharing plan has been terminated pursuant to resolutions of Horizon's Board of Directors (effective prior to the Closing) satisfactory to TranSwitch.

          (m)  Repayment of Related Indebtedness.  All indebtedness of any
               ---------------------------------
officer, director, employee or stockholder of Horizon to Horizon, whether due or to become due in the future shall have been repaid or otherwise discharged in a manner satisfactory to TranSwitch, and TranSwitch shall have received evidence of such repayment or discharge in a form reasonably satisfactory to it.

          (n)  Resignation of Horizon Officers and Directors.  The officers and
               ---------------------------------------------
directors of Horizon shall have resigned as of the Effective Time, and TranSwitch shall have received evidence of such resignation in a form satisfactory to it.

          (o)  Payment of Purchaser Representative.  The Stockholders shall have
               -----------------------------------
paid the Purchaser Representative fees of $2,500 per day up to a maximum of $10,000 for services rendered to certain of the Stockholders as purchaser representative.

          (p) Payment of Legal Fees. Goulston & Storrs shall have received payment for all legal fees, costs and disbursements incurred by Goulston & Storrs in connection with the negotiation, execution and delivery of this Agreement and all documents, instruments and agreements in connection herewith (the "Legal Fees"). The Legal Fees shall be paid as follows:
      ----------

               (i) the first $40,000 to be paid by Horizon prior to the Closing from its available cash

               (ii) any amounts over $40,000 to be paid by the Founder at the
                    Closing

          (q)  Money Purchase Pension Plan. Prior to the Closing Horizon shall
               ---------------------------
have (i) delivered a termination notice to the appropriate persons regarding termination of its Money Purchase Pension Plan and (ii) provided to TranSwitch such documentation as TranSwitch may require confirming that the Money Purchase Pension Plan has been terminated and that no more than $16,500 is due under the Money Purchase Pension Plan.

          (r)  Termination of Sun Microsystems Contract. Horizon and the Founder
               ----------------------------------------
shall have terminated any and all Horizon contracts with Sun Microsystems and shall have provided evidence of such termination in a form acceptable to TranSwitch.

          (s)  Issuance of Stock to Stockholders (other than the Founder).  On
               ----------------------------------------------------------
(but not before) the Closing Date, Horizon shall have issued stock to the Stockholders (other than the Founder) in consideration for past services rendered to Horizon.

          (t) Horizon shall have distributed $39,003.37 to the Founder, which is the amount placed in the Horizon profit-sharing plan for the fiscal year 1999.

          (u) Horizon shall have terminated its line of credit with Fleet Bank and shall have terminated the guaranty of Zahi Abuhamdeh of such line of credit and shall have provided evidence of such terminations in a form acceptable to TranSwitch.

          (v) each of the Stockholders shall have notified TranSwitch in writing whether such Stockholder will be making an election under Section 83(b) of the Code of the Internal Revenue Code of 1986, as amended, with respect to the transactions contemplated by this Agreement.

     9.3  Conditions of Obligation of Horizon.  The obligation of Horizon and
          -----------------------------------
the Founder to effect the Merger is subject to the satisfaction of the following conditions unless waived by Horizon and the Founder:

          (a)  Representations and Warranties of TranSwitch and Merger Sub.  The
               -----------------------------------------------------------
representations and warranties of TranSwitch and Merger Sub set forth in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and

Horizon will have received a certificate signed on behalf of TranSwitch by a duly authorized officer of TranSwitch to such effect.

          (b)  Performance of Obligations of TranSwitch and Merger Sub.
               -------------------------------------------------------
TranSwitch and Merger Sub will have performed in all material respects all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date (including without limitation the ), and Horizon will have received a certificate signed on behalf of TranSwitch by officers of TranSwitch to such effect.

          (c)  Opinion of TranSwitch's Counsel.  Horizon and the Stockholders
               -------------------------------
will have received an opinion, dated the Closing Date, of Testa, Hurwitz & Thibeault, LLP, substantially in the form attached as Exhibit 9.3(c).
                                                       --------------

          (d)  Stockholder Approval.  This Agreement and the Merger will have
               --------------------
been approved and adopted by the requisite vote of the Stockholders of Horizon, as required by the Virginia SCA and Horizon's Charter Documents; provided, however, that the inclusion of this condition will not be construed in any way as excusing the Founder from fulfilling his covenant in Section 6.13.

          (e)  Escrow and Registration Rights Agreements.  TranSwitch shall have
               -----------------------------------------
duly executed and delivered the Escrow Agreement and the Registration Rights Agreement.

          (f)  Legal Action. There will not be overtly threatened or pending any
               ------------
action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from Horizon or the Stockholders as a result of the transactions contemplated by this Agreement or
(ii) restricting in any way the receipt, ownership, or ability to dispose of the consideration to be received by any stockholder of Horizon in the transactions contemplated by this Agreement; provided, however, that Horizon and the Stockholders will automatically be deemed to waive this condition if TranSwitch agrees to indemnify, defend and hold any such named party harmless against any such action.

                                   ARTICLE X

                                INDEMNIFICATION

     10.1 Indemnification Relating to Agreement.  Subject to Sections 10.4 and
          -------------------------------------
10.6, the Founder and, as an integral term of the Merger, all other Stockholders of Horizon who accept Merger Consideration and execute the Escrow Agreement (which is a condition to receiving such consideration), severally (but not jointly) and in proportion to their original contributions of Indemnification Escrow Shares, hereby agree to defend, indemnify and hold TranSwitch harmless from and against, and to reimburse TranSwitch with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys' fees), determined as provided in
Section 10.4 ("Indemnifiable Amounts"), of every nature whatsoever  incurred by
               ---------------------
TranSwitch (which will be deemed to include any of the foregoing incurred by the Surviving Corporation) by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than TranSwitch) that constitutes a breach, by Horizon or the Founder of any representation or warranty of Horizon or the Founder contained in this Agreement or in any certificate or other document delivered to TranSwitch pursuant to this Agreement, other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of TranSwitch, (ii) the failure, partial or total, of Horizon or the Founder to perform any agreement or covenant required by this Agreement to be performed by it or them other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of TranSwitch, (iii) any Tax liability, or asserted liability, of Horizon attributable to periods (or any portion thereof) ending on or prior to the Closing but only to the extent such liabilities were not accrued for on the Unaudited Balance Sheet, and any Tax liability, or asserted liability, of Horizon or the Stockholders attributable to the transactions contemplated by this Agreement, and (iv) any Tax Liability, or asserted Tax Liability, of the Stockholders in connection with receiving any shares of Horizon Capital Stock or any shares of TranSwitch Common Stock or the Cash Payment or any cash in lieu of fractional shares (or any withholding Tax liability of Horizon or TranSwitch in connection with any such receipt of shares or cash). The foregoing obligations to indemnify TranSwitch will be determined without regard to any right to indemnification to which any Person may have in his or her capacity as an officer, director, employee, agent or any other capacity of Horizon, and no Stockholder will be entitled to any indemnification from Horizon or the Surviving Corporation for amounts paid hereunder. There will be no right of contribution or subrogation from TranSwitch or the Surviving Corporation for indemnification payments made by or for the account of the Stockholders.

     10.2 Third Party Claims.  With respect to any claims or demands by third
          ------------------
parties as to which TranSwitch may seek indemnification hereunder, other than claims or demands covered by Section 10.3, whenever TranSwitch will have received a written notice that such a claim or demand has been asserted or threatened, TranSwitch will promptly notify the "Stockholder Representative" (as
                                                 --------------------------
designated in the Escrow Agreement) of such claim or demand and of the facts within TranSwitch's knowledge that relate thereto within a reasonable time after receiving such written notice. The Stockholder Representative will then have the right to defend, contest, negotiate or settle any such claim or demand through counsel of his own selection, satisfactory to TranSwitch, and solely at the Stockholders' own cost and expense, which costs and expenses will be payable out of the Indemnification Escrow Shares being held pursuant to the Escrow Agreement. Notwithstanding the preceding sentence, the Stockholder Representative will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of TranSwitch, which
consent will not be unreasonably withheld.   Without limiting TranSwitch's
rights to object for other reasons, TranSwitch may object to a settlement or compromise which includes any provision which in its reasonable judgment may have an adverse impact on or establish an adverse precedent for the Business Condition of TranSwitch or any of its Subsidiaries. If the Stockholder Representative gives notice to TranSwitch within twenty (20) calendar days after TranSwitch has notified the Stockholder Representative that any such claim or demand has been made in writing, that the Stockholder Representative elects to have TranSwitch defend, contest, negotiate, or settle any such claim or demand, then TranSwitch will have the right to contest and/or settle any such claim or demand and seek indemnification pursuant to this Article X as to any Indemnifiable Amounts; provided, however, that TranSwitch will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent (which may include a general or limited consent) of the Stockholder Representative, which consent will not be unreasonably withheld. If the Stockholder Representative fails to give written notice to TranSwitch of his intention to contest or settle any such claim or demand within twenty (20) calendar days after TranSwitch has notified the Stockholder Representative that any such claim or demand has been made in writing, or if any such notice is given but any such claim or demand is not contested by the Stockholder Representative within a reasonable time thereafter, TranSwitch will have the right to contest and/or settle any such claim or demand in its sole discretion and seek indemnification pursuant to this Article X as to any Indemnifiable Amounts.

     10.3  Tax Contests. Notwithstanding any of the foregoing, TranSwitch will
           ------------
have the right to conduct any Tax audit or other Tax contest relating to the Surviving Corporation. TranSwitch will conduct any such Tax audit or other Tax
contest in good faith.   With respect to any matters relating to such Tax audits
or other Tax contests as to which TranSwitch may seek indemnification hereunder, TranSwitch shall consult with the Indemnification Representative and allow him to comment before taking any position or making any written submission with any Governmental Entity with regard to any Indemnifiable matter.

     10.4  Limitations.  Notwithstanding any other provision in this Article X,
           -----------
TranSwitch will be entitled to indemnification only to the extent that the aggregate Indemnifiable Amounts (which shall be determined for all purposes of this Article X disregarding any qualification in any representation or warranty as to "materially" or "material") exceed Twenty Thousand Dollars ($20,000.00) (the "Threshold Amount"), provided that at such time as the amount to which
      ----------------
TranSwitch is entitled to be indemnified exceeds the Threshold Amount, TranSwitch shall be entitled to be indemnified up to the full Indemnifiable Amounts including the Threshold Amount. Any claim for Indemnifiable Amounts hereunder shall be offset or reduced by the amount of any insurance proceeds actually received by TranSwitch and/or the Surviving Corporation in respect of such losses; provided, however, that nothing herein shall require TranSwitch or
             --------  -------
the Surviving Corporation to obtain or maintain any such insurance, nor to proceed against any policies so obtained, in lieu of or prior to obtaining the indemnification provided for in this Article X. The liability of any single Stockholder (except the Founder) for indemnification obligations after the termination of the Escrow Agreement (whether such termination is due to the depletion of amounts held in escrow pursuant to the Escrow Agreement or to the passage of time) shall be further limited to such Stockholder's pro rata share of any Indemnifiable Amounts based on the number of shares of TranSwitch Common Stock received by such Stockholder relative to the aggregate number of shares of TranSwitch Common Stock distributed in respect of shares of Horizon Common Stock and each Stockholder's aggregate liability for Indemnifiable Amounts shall not exceed such Stockholder's portion of the Indemnification Escrow Shares; provided, however, that each Stockholder shall be solely responsible for any indemnification related to the payment or non-payment of such Stockholder's withholding or other taxes in connection with the receipt of shares of Horizon Capital Stock or shares of TranSwitch Common Stock or the Cash Payment or any cash in lieu of fractional shares and that TranSwitch shall be indemnified up to a maximum of the aggregate number of shares of TranSwitch Common Stock and cash received by such Stockholder; further provided, however, that the aggregate liability of the Founder for Indemnifiable Amounts arising out of Taxes (except withholding Taxes payable by the Stockholders), ERISA matters, criminal activity or intentional fraud or willful misstatements or willful omissions by Horizon or the Founder come out of the Founder's portion of the Aggregate Consideration. Any Indemnifiable Amounts payable by the Founder pursuant to the preceding sentence will be net of, and in addition to, the Founder's portion of any portion of the property held pursuant to the Escrow Agreement that is payable to TranSwitch; provided, however, that TranSwitch will first seek reimbursement from the Founder of any Indemnifiable Amounts pursuant to the provisions of the Escrow Agreement, but may seek indemnification hereunder with respect to any deficiency in any Indemnifiable Amounts not satisfied by the property held pursuant to the Escrow Agreement after the termination of the Escrow Agreement.

     10.5 Binding Effect.  The indemnification obligations contained in this
          --------------
Article X are an integral part of this Agreement and the Merger in the absence of which TranSwitch would not have entered into this Agreement.

     10.6 Time Limit. The representations, warranties, covenants and agreements
          ----------
of Horizon and the Founder set forth in this Agreement will survive the Closing and the consummation of the transactions contemplated by this Agreement, but any claims with respect thereto may be made only on or before the first anniversary of the date of this Agreement; provided, however, that claims alleging fraud or willful misstatements or willful omissions of Horizon or the Founder may be made only on or before the third anniversary of the Closing Date, claims relating to Tax matters may be made only on or before the expiration of the applicable Tax statute of limitations and claims relating to ERISA matters may be made only on or before the expiration of the applicable ERISA statute of limitations.

     10.7 Sole Remedy.  Notwithstanding any other provision in this Agreement to
          -----------
the contrary, the provisions of this Article X and the provisions of the Escrow Agreement will be the sole and exclusive remedy of (and corresponding liability of any Stockholder of Horizon, in such stockholder's capacity as such, to) TranSwitch, Merger Sub and the Surviving Corporation for any damage, claim, cause of action or right of any nature arising out of or relating to this Agreement, the certificates or other documents executed or delivered herewith, or the transactions contemplated hereby; provided, however, that nothing in this Agreement or the Escrow Agreement will be deemed to limit any right or remedy for criminal activity or fraud, Taxes or ERISA matters, or willful misstatements or willful omissions, or breaches of covenants or inaccuracies in any representations or warranties set forth in any other agreement contemplated by this Agreement, including any Investment Agreement, employment agreement or non-competition agreement or the Registration Rights Agreement.


                                   ARTICLE XI

                                  GOALS ESCROW

     11.1 Establishment of the Goals Escrow.  The Goals Escrow Shares shall be
          ---------------------------------
placed in the Goals Escrow subject to the successful completion of the Year 2001 goals on Exhibit 11.1(a) (the "Year 2001 Goals") and the Year 2002 goals on
                               ---------------
Exhibit 11.1(b) (the "Year 2002 Goals").  Fifty percent (50%) of the Goals
                      ---------------
Escrow Shares (including without limitation in the Goals Escrow Shares the Indemnification Escrow Shares to be combined therewith in accordance with the terms and conditions of the Escrow Agreement) shall be placed in escrow for payment to the Stockholders upon successful completion of the Year 2001 Goals

("Year 2001 Goals Escrow Shares") and fifty percent (50%) of the Goals Escrow
-------------------------------
Shares(including without limitation in the Goals Escrow Shares the Indemnification Escrow Shares to be combined therewith in accordance with the terms and conditions of the Escrow Agreement), shall be placed in escrow for release to the Stockholders upon successful completion of the Year 2002 Goals

("Year 2002 Goals Escrow Shares").
-------------------------------

     11.2 Release of the Year 2001 Goals Escrow Shares.  One year following the
          --------------------------------------------
date of this Agreement the "Year 2001 Release Date"), the Stockholders shall
                            ----------------------
receive a pro rata payment of the Year 2001 Goals Escrow Shares if the Horizon Team (as defined in Section 11.8) shall have successfully completed at least five (5) of the eight (8) Year 2001 Goals (the "Year 2001 Goal
                                                --------------

Target"). Upon completion of the Year 2001 Goal Target and passage of the Year
------
2001 Release Date, TranSwitch will release to the Stockholders one-eighth (1/8/th/) of the Year 2001 Goals Escrow Shares for each Year 2001 Goal successfully completed by the Horizon Team, up to a maximum of all the Year 2001 Goals Escrow Shares. Each Stockholder shall receive its pro rata percentage of the Year 2001 Goals Escrow Shares released to the Stockholders based on the relative proportion of shares of Total TranSwitch Common Stock initially deposited with the Escrow Agent as Indemnification Escrow Shares and Goals Escrow Shares for the benefit of such Stockholder. No Year 2001 Goals Escrow Shares shall be released to the Stockholder if the Horizon Team has not met the Year 2001 Goal Target.

     11.3 Release of the Year 2002 Goals Escrow Shares.  Two years following the
          --------------------------------------------
date of this Agreement (the "Year 2002 Release Date") the Stockholders shall
                             ----------------------
receive a pro rata payment of the Year 2002 Goals Escrow Shares if the Horizon Team shall have successfully completed at least three (3) of the four (4) Year 2002 Goals (the "Year 2002 Goal Target"). Upon completion of the Year 2002 Goal
                 ---------------------
Target, and passage of the Year 2002 Release Date TranSwitch will release to the Stockholders one-fourth (1/4/th/) of the Year 2002 Goals Escrow Shares for each Year 2002 Goal successfully completed by the Horizon Team, up to a maximum of all the Year 2002 Goals Escrow Shares. Each Stockholder shall receive its pro rata percentage of the Year 2002 Goals Escrow Shares released to the Stockholders based on the relative proportion of shares of Total TranSwitch Common Stock initially deposited with the Escrow Agent as Indemnification Escrow Shares and Goals Escrow Shares for the benefit of such Stockholder. No Year 2002 Goals Escrow Shares shall be released to the Stockholder if the Horizon Team has not met the Year 2002 Goal Target.

     11.4 Notification of Status of Goals; Disputes. On the applicable date for
          -----------------------------------------
the completion of each Goal, TranSwitch shall notify the Stockholders in writing regarding whether each applicable Goal was successfully completed and if no such notice is received within ten (10) business days following the due date therefor, such goal shall be deemed for all purposes to have been satisfied.
Any dispute with respect to whether any on or more Goals has been achieved shall be submitted to arbitration pursuant to Section 2.3(c) of the Escrow Agreement before a single arbitrator.

     11.5 Inability to Perform Goals.  If TranSwitch, in its sole discretion,
          --------------------------
shall take any unilateral action that will make it not commercially reasonable for the Horizon Team to achieve one or more of the Goals, including without limitation in light of the time and resources made available to the Stockholders by TranSwitch for the achievement thereof, the Stockholder Representative (as defined in the Escrow Agreement), on behalf of the Stockholders, shall so notify TranSwitch in writing (the "Impossibility Notice"). TranSwitch and the Stockholder Representative shall each use good faith efforts to agree to a mutually acceptable substitute goal or goals (the "Substitute Goals"). The
                                                   ----------------
parties shall have sixty (60) days from mailing of the Impossibility Notice to agree to any such Substitute Goals and the terms of any such Substitute Goals shall be in writing signed by both parties. If the parties are unable to come to a resolution within such sixty (60) day period, the parties will submit the dispute to arbitration pursuant to Section 2.3(e) of the Escrow Agreement.

     11.6 Value of Each Goal.  For purposes of this Agreement and the Escrow
          ------------------
Agreement, each Year 2001 Goal shall be of an equal value in Year 2001 Goal Escrow Shares as each other Year 2001 Goal and each Year 2002 Goal shall be of an equal value in Year 2002 Goal Escrow Shares as each other Year 2002 Goal.

     11.7 Acceleration of Goals.  Notwithstanding anything herein to the
          ---------------------
contrary, if TranSwitch breaches any of the following obligations prior to the Year 2002 Release Date, the Stockholder Representative on behalf of the Stockholders shall give notice of such breach to TranSwitch containing a reasonably adequate description of the nature of the breach, and, should TranSwitch not have cured the breach within thirty (30) days following receipt thereof, that portion of the Goals Escrow that would otherwise be payable to the Stockholders in the future upon the achievement of any and all Goals shall thereupon immediately be paid and distributed to the Stockholders without further liability or obligation of the Stockholders to TranSwitch or any Affiliate (defined below) pursuant to this Agreement, subject to the provisions of this Agreement and the Escrow Agreement.

     (a) Neither TranSwitch nor any Affiliate will terminate the employment of Zahi Abuhamdeh without Cause (defined below).

     (b) from and after the Closing, TranSwitch shall (i) permit the Founder to manage the Horizon Team and any additions thereto through the Year 2002 Release Date, subject to audit and reasonable supervision by TranSwitch, and (ii) not lower the Founder's salary as agreed to in connection with this transaction unless other engineers on the Founder's level with similar responsibility are subject to a similar or greater salary cut-back.

     (c) TranSwitch will offer such commercially reasonable and prudent support to the Stockholders as is necessary and proper under the economic and competitive conditions then prevailing in order to give the Stockholders a fair opportunity to accomplish the Goals, subject to such financial, equipment and resource restrictions as other engineering departments of TranSwitch will be subject to from time to time, provided, however that Section 11.5 hereof shall apply to any unilateral action of TranSwitch that triggers the criteria in
Section 11.5.

     (d) If substantially all of the assets of TranSwitch or the applicable Affiliate are sold or otherwise conveyed to another entity, TranSwitch or the applicable Affiliate shall assign the obligations in this Article XI to such entity and such entity shall assume all obligations of TranSwitch or the applicable Affiliate hereunder.

The sole purpose of the obligations of TranSwitch in the foregoing (a), (b), (c) and (d) is to give the Stockholders a fair opportunity to meet the Goals in accordance with the Year 2001 Goals Target and Year 2002 Goals Target. From and after the Year 2002 Release Date, all of the above obligations shall terminate.


     11.8 For purposes of this Article XI, the following terms shall have the following meanings:

          (a) "Affiliate" means with respect to any person or entity means any other person or entity controlled by, controlling or under common control with such person or entity, and any director, officer, agent or employee of such person or such entity. For the purposes hereof, "control" means direct or indirect ownership of 50% or more of the voting stock or other class of equity interest in any entity, or the power to elect or appoint a majority of the board of directors or other governing body of such entity, or the power to otherwise manage or direct the business affairs of such entity.

          (b) "Cause" means (1) substantial or continuing gross negligence or willful misconduct by the Stockholder in connection with the performance of the Stockholder's material duties to TranSwitch or an applicable Affiliate, (2) the Stockholder's conviction of, or entry of a plea of guilty or nolo contendere with respect to allegations of, an act of fraud, theft or embezzlement of funds, properties or assets of TranSwitch or the applicable Affiliate, (3) an adjudication by a court of competent jurisdiction that the Stockholder committed an intentional tort relating to the Stockholder's office or employment with TranSwitch or the applicable Affiliate or of a crime involving moral turpitude or constituting a felony, which commission has a material adverse effect on the interests or reputation or condition of TranSwitch or the applicable Affiliate,
(4) material breach by the Stockholder of any written agreement with TranSwitch or the applicable Affiliate of this Agreement, or (5) willful or continuing material breach by the Stockholder of any applicable TranSwitch policy of which such Stockholder had reasonable advance written notice, provided further however in the case of (1), (4) and (5) above, only if such alleged conduct remains uncured for thirty (30) days following receipt of written notice thereof by the Stockholder from TranSwitch or the applicable Affiliate.


     (c) "Horizon Team" means the TranSwitch employees under the supervision of Zahi Abuhamdeh.



                                  ARTICLE XII

                                  TERMINATION


     12.1 Mutual Agreement.  This Agreement may be terminated at any time prior
          ----------------
to the Effective Time by the written consent of TranSwitch and Horizon.

     12.2 Termination by TranSwitch.  This Agreement may be terminated by
          -------------------------
TranSwitch (provided that it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) alone, by means of written notice to Horizon, if there has been a material breach by Horizon or the Founder of any representation, warranty, covenant or agreement set forth in this Agreement or other ancillary agreements, which breach would result in a failure to satisfy the closing conditions contained in
Section 9.2 and has not been cured within five (5) business days following receipt by Horizon of notice of such breach.

     12.3 Termination by Horizon.  This Agreement may be terminated by Horizon
          ----------------------
(provided that it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) alone, by means of written notice to TranSwitch, if there has been a material breach by TranSwitch of any representation, warranty, covenant or agreement set forth in the Agreement or other ancillary agreements, which breach would result in a failure to satisfy the closing conditions contained in Section 9.3 and has not been cured within five (5) business days following receipt by TranSwitch of notice of such breach,

     12.4 Outside Date.  This Agreement may be terminated by TranSwitch alone or
          ------------
by Horizon alone by means of written notice if the Effective Time does not occur on or prior to January 31, 2000;

provided, however, that the right to terminate this Agreement pursuant to the preceding clause will not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

     12.5 Effect of Termination.  In the event of termination of this Agreement
          ---------------------
by either Horizon or TranSwitch as provided in this Article, this Agreement will forthwith become void and have no effect, and there will be no liability or obligation on the part of TranSwitch, Horizon, Merger Sub, the Stockholders or their respective officers or directors, except that (i) the provisions of Sections 8.4, 8.6, 8.7, 12.5 and 13.2 will survive any such termination and abandonment, and (ii) no party will be released or relieved from any liability arising from the willful breach by such party prior to termination of any of its representations, warranties, covenants or agreements as set forth in this Agreement.


                                  ARTICLE XIII

                                 MISCELLANEOUS


     13.1 Entire Agreement.  This Agreement, including the exhibits, schedules
          ----------------
and other agreements incorporated herein by reference or delivered pursuant to this Agreement contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting that subject matter.

     13.2 Governing Law; Consent to Jurisdiction.  The Merger will be governed
          --------------------------------------
by the Virginia SCA to the extent applicable, and all other aspects of this Agreement will be governed by the internal laws of the State of Connecticut. Legal proceedings relating to this Agreement, the agreements executed in connection with this Agreement or the transactions contemplated hereby or thereby that are commenced against TranSwitch, Merger Sub or the Surviving Corporation may be commenced only in the state or federal courts in or for Shelton, Connecticut. Any such legal proceedings that are commenced against Horizon or against the Founder may be commenced only in the state or federal courts in or for Shelton, Connecticut. Each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The foregoing provisions will not be construed to preclude any party from bringing a counter-claim in any action or proceeding properly commenced in accordance with the foregoing provisions. Process in any such action or proceeding may be served on any party anywhere in the world. Notwithstanding the foregoing, any dispute relating to a claim under the Escrow Agreement will be resolved in accordance with the arbitration provisions of the Escrow Agreement.

     13.3 Notices.   All notices, requests, demands or other communications
          -------
which are required or may be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is timely sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation

(including the automatic confirmation that is received from the recipient's fax machine) of receipt by the recipient of such notice:

     If to TranSwitch or Merger Sub     TranSwitch Corporation
     ------------------------------
                                        Three Enterprise Drive
                                        Shelton, Connecticut
                                        Attention: Michael F. Stauff
                                        Telephone No.:  (203) 929-8810
                                        Fax No.:   (203) 925-4979


                                        With copies to:
                                        ---------------
                                        Testa, Hurwitz & Thibeault, LLP
                                        125 High Street
                                        Boston, Massachusetts 02110
                                        Attention: Timothy C. Maguire, Esq.
                                        Telephone No.: (617) 248-7000
                                        Fax No.: (617) 248-7100

     If to Horizon:                     Horizon Semiconductors, Inc.
     --------------                     70 Langley Road
                                        Suite 3 Main
                                        Newton Centre, MA  02459
                                        Attention: Zahi Abuhamdeh
                                        Telephone No.: (617) 244-1600, ext. 201
                                        Fax No.: (617) 244-0200


                                        With a copy to:
                                        ---------------
                                        Goulston & Storrs
                                        400 Atlantic Avenue
                                        Boston, MA  02110
                                        Attention: Steven P. Eichel, Esq.
                                        Telephone No.: (617) 482-1776
                                        Fax No.: (617) 574-4112

     Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 13.3.

     13.4 Severability.  If any provision of this Agreement is held to be
          ------------
unenforceable for any reason, it will be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the full extent.

     13.5 Survival of Representations, Warranties and Convenants.  All
          ------------------------------------------------------
representations, warranties and covenants contained in this Agreement, including the exhibits and schedules delivered pursuant to this Agreement, will survive the Effective Time but shall not survive the termination of this Agreement, but any claims for breach thereof may only be made within any applicable time limits specified herein or in the Escrow Agreement.

     13.6  Assignment.  No party to this Agreement may assign, by operation of
           ----------
law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of Horizon, Merger Sub and TranSwitch, which consent may be withheld in the absolute discretion of the party asked to grant such consent; provided however, that no such assignment which materially adversely reflects the rights of a Stockholder will be made without the written consent of such Stockholder. Any attempted assignment by Merger Sub or TranSwitch, on the one hand, or by Horizon, on the other hand, in violation of this Section 13.6 will be voidable and will entitle Horizon or TranSwitch, respectively, to terminate this Agreement at its option.

     13.7  Counterparts. This Agreement may be executed in two or more partially
           ------------
or fully executed counterparts each of which will be deemed an original and will bind the signatory, but all of which together will constitute but one and the same instrument. The execution and delivery of a Signature Page to Agreement and Plan of Reorganization in the form annexed to this Agreement, including a facsimile copy of the actual signature, by any party hereto who will have been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such party.

     13.8  Amendment.  This Agreement may not be amended except by an instrument
           ---------
in writing executed by Horizon, Merger Sub and TranSwitch; provided however, that no such amendment which materially adversely affects the rights or obligations of any Stockholder will be made without the written consent of such Stockholder.

     13.9  Extension, Waiver. At any time prior to the Effective Time, any party
           -----------------
hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of any other party hereto to the party extending such time, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

    13.10  Interpretation.  When a reference is made in this Agreement to
           --------------
Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used therein will be deemed in each case to be followed by the words "without limitation." The table of contents, index to defined terms, and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     13.11 Knowledge.  For purposes of this Agreement, the term "knowledge"
           ---------                                             ---------
(including any derivation thereof such as "know" or "knowing" and regardless of whether such word starts with an initial capital) in reference to Horizon will mean the knowledge of the directors and executive officers of Horizon and the Founder.

     13.12 Transfer, Sales, Documentary, Stamp and Other Similar Taxes.  Any
           -----------------------------------------------------------
and all transfer, sales, documentary, stamp and other similar Taxes imposed in connection with the transactions contemplated by this Agreement will be borne by the Stockholders of Horizon with respect to which such Tax relates (or if any such Tax does not relate to particular Stockholders, then it shall be borne by all of the Stockholders). At TranSwitch's discretion, the amount paid to any Person pursuant to this Agreement will be reduced by the amount of Taxes payable by such Person pursuant to this Section 13.12. Any amounts so withheld will be promptly remitted to the appropriate Governmental Authority.


        (The remainder of this page has  been left blank intentionally.)

                               Signature Page to
                      Agreement and Plan of Reorganization


     IN WITNESS WHEREOF, TranSwitch, Merger Sub, Horizon and the Stockholders have executed this Agreement as of the date first written above.


TRANSWITCH                                      HORIZON SEMICONDUCTORS, INC.

By:  /s/ Robert Pico                            By:  /s/ Zahi Abuhamdeh
     --------------------                            ------------------
Title:  Vice President                          Title:  President


SEA LEVEL ACQUISITION CORPORATION

By:  /s/ Robert Pico
     --------------------
    Title:  Vice President


FOUNDER:


/s/ Zahi Abuhamdeh
-------------------------
Zahi Abuhamdeh

The undersigned Stockholders join this agreement solely with respect to their rights and obligations under and pursuant to Articles X and XI hereof:


/s/ Richard B. Carroll
-------------------------
Richard B. Carroll


/s/ Jeffrey S. Mayer
-------------------------
Jeffrey S. Mayer


/s/ Vincent D'Alessandro
-------------------------
Vincent D'Alessandro


/s/ Kimberly Wood
-------------------------
Kimberly Wood